SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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C.R. BARD, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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C. R. BARD, INC.

730 Central Avenue
Murray Hill, New Jersey 07974

March 14, 2003

Dear Shareholder:

      Your Board of Directors joins me in extending an invitation to attend the 2003 Annual Meeting of Shareholders which will be held on Wednesday, April 16, 2003, at Dolce Hamilton Park, 175 Park Avenue, Florham Park, New Jersey. The meeting will start promptly at 10:00 a.m.

      We sincerely hope you will be able to attend and participate in the meeting. We will report on the Company's progress and respond to questions you may have about the Company's business. There will also be important items to be acted upon by shareholders.

      If you plan to attend the meeting and are a shareholder of record, please mark your proxy card in the space provided for that purpose. An admission ticket is included with the proxy card for each shareholder of record. If your shares are not registered in your name, please advise the shareholder(s) of record (your bank, broker, etc.) that you wish to attend. That firm must provide you with evidence of your ownership, which will enable you to gain admission to the meeting.

      Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. As a shareholder of record, you can vote your shares by telephone or over the Internet in accordance with the instructions set forth on the enclosed proxy card, or mark your vote on the proxy card, sign and date it and mail it in the envelope provided.

Sincerely,

WILLIAM H. LONGFIELD
Chairman and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS April 16, 2003
PROXY STATEMENT
PROPOSAL NO. 1 -- ELECTION OF DIRECTORS
Nominee for Re-election as Class I Director
Nominee for Election as Class I Director
Other Directors of the Company Class II Directors (Terms Expire in 2004)
Class III Directors (Terms Expire in 2005)
Retiring Director
Securities Ownership of Certain Beneficial Owners
Securities Ownership of Management
Section 16(a) Beneficial Ownership Reporting Compliance
Board Meetings and Committees
Executive Compensation -- Compensation Committee Report
Audit Committee Report
Fiscal 2002 Audit Firm Fee Summary
Independent Public Accountants
Summary Compensation Table
Certain Compensation Arrangements
Compensation of Outside Directors
Fees and Deferred Compensation
1988 Directors Stock Award Plan, as Amended and Restated
Stock Equivalent Plan for Outside Directors
Related Transactions
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year, and Fiscal Year-End Option Values
Long-Term Incentive Plan -- Awards in Last Fiscal Year
Equity Compensation Plan Information
Pension Table
Comparison of Five Year Cumulative Total Returns
PROPOSAL NO. 2 -- APPROVAL OF 2003 LONG TERM INCENTIVE PLAN OF C. R. BARD, INC.
Description of the 2003 Plan
Tax Status of 2003 Plan Awards
Adoption of Proposal No. 2
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 2.
PROPOSAL NO. 3 -- RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 3.
Miscellaneous
Proposals of Shareholders
Householding
Incorporation by Reference
2003 LONG TERM INCENTIVE PLAN
Directions to Dolce Hamilton Park

C. R. BARD, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 16, 2003

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of C. R. Bard, Inc. will be held on Wednesday, April 16, 2003, at Dolce Hamilton Park, 175 Park Avenue, Florham Park, New Jersey, at 10:00 a.m. for the following purposes:

1.	To elect two Class I directors for a term of three years;

2.	To approve the 2003 Long Term Incentive Plan of C. R. Bard, Inc.;

3.	To ratify the appointment of KPMG LLP as independent public accountants for the year 2003; and

4.	To transact such other business as may properly come before the meeting and any adjournments thereof.

      Only shareholders of record at the close of business on February 24, 2003, are entitled to notice of and to vote at the meeting.

      A copy of the Annual Report and Form 10-K of C. R. Bard, Inc. for 2002 is enclosed with this Notice, the attached Proxy Statement and the accompanying proxy card.

      All shareholders are urged to attend the meeting in person or by proxy. Shareholders who do not expect to attend the meeting are requested to vote either: (i) by telephone as directed on the enclosed proxy card; (ii) over the Internet as directed on the enclosed proxy card; or (iii) by completing, signing and dating the enclosed proxy card and returning it promptly in the self-addressed envelope provided.

By order of the Board of Directors

NADIA J. BERNSTEIN
Secretary

March 14, 2003

NO MATTER HOW MANY SHARES YOU OWNED

ON THE RECORD DATE, YOUR VOTE IS IMPORTANT.

          PLEASE INDICATE YOUR VOTING INSTRUCTIONS EITHER: (i) BY TELEPHONE AS DIRECTED ON THE ENCLOSED PROXY CARD; (ii) OVER THE INTERNET AS DIRECTED ON THE ENCLOSED PROXY CARD; OR (iii) ON THE ENCLOSED PROXY CARD BY SIGNING, DATING AND RETURNING IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN PHONING IN YOUR VOTE, VOTING OVER THE INTERNET OR MAILING YOUR PROXY CARD PROMPTLY.

C. R. BARD, INC.

730 Central Avenue
Murray Hill, New Jersey 07974

PROXY STATEMENT

General

      The accompanying proxy is solicited on behalf of the Board of Directors of C. R. Bard, Inc. (the "Company") for use at the Annual Meeting of Shareholders referred to in the foregoing notice and at any adjournment thereof. It is expected that this Proxy Statement and the accompanying proxy will be mailed commencing March 14, 2003, to each shareholder entitled to vote.

      Shares represented by proxies, if such proxies are properly given and not revoked, will be voted in accordance with the specifications given thereby or, if no specifications are given, will be voted FOR the election as directors of all nominees named herein, FOR Proposal Nos. 2 and 3 and in accordance with the discretion of the named attorneys and proxies on any other business. Any proxy may be revoked at any time before it is exercised by notice in writing delivered to the Secretary of the Company.

      Under New Jersey law and the Company's By-Laws, the presence in person or by proxy of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting of Shareholders constitutes a quorum. Directors are elected by a plurality of the votes cast at the Annual Meeting of Shareholders. The approval of Proposal Nos. 2 and 3 requires the affirmative vote of a majority of the votes cast on the proposal, provided that in the case of Proposal No. 2, a majority of the outstanding shares of Common Stock vote on the proposal.

      Votes cast at the Annual Meeting of Shareholders will be tabulated by the Company's transfer agent. Votes withheld for the election of directors have no impact on the election of directors. Abstentions and broker non-votes are counted as shares present at the Annual Meeting of Shareholders for purposes of determining a quorum. Abstentions and broker non-votes will have no effect on Proposal Nos. 2 and 3; except that abstentions and broker non-votes will not be counted as votes cast for purposes of determining whether a majority of the outstanding shares of Common Stock voted on Proposal No. 2.

      On February 24, 2003, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders, the outstanding voting securities of the Company consisted of 51,962,490 shares of Common Stock. Each share is entitled to one vote.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

      There are currently eight members of the Board of Directors, divided into three classes. Class I consists of three directors whose terms expire in 2003. Class II consists of two directors whose terms expire in 2004. Class III consists of three directors whose terms expire in 2005. Upon election by shareholders, directors serve for a three-year term and until their successors are elected and qualified.

      One current member of the Board of Directors who is a Class I director is nominated for re-election at the Annual Meeting of Shareholders. One current member of the Board of Directors, who is designated as a nominee for election as a Class I director, is also nominated to be elected. William T. Butler, M.D., currently a Class I director, will be retiring as of the Annual Meeting of Shareholders.

      Votes pursuant to the accompanying proxy will be cast, unless otherwise indicated on the proxy, for the election of the two nominees named below. In the event that any nominee shall be unable to serve as a director, it is intended that the proxy solicited hereby will be voted for such other person or persons as may be nominated by the Board of Directors. Management has no reason to believe that any nominee will be unable to serve.

      Set forth below are the names, principal occupations and ages of the two nominees for election as directors and the other current directors, as well as information relating to other positions held by them with the Company and other companies. Except as otherwise indicated, the information set forth below as to principal occupation is for at least the last five years. There are no family relationships among or between any of the directors and nominees.

Nominee for Re-election as Class I Director

Marc C. Breslawsky

Chairman and Chief Executive Officer of Imagistics International Inc. (formerly Pitney Bowes Office Systems) (document imaging solutions) since December 2001, having been President and Chief Operating Officer of Pitney Bowes Inc. from 1996 to 2001, Vice Chairman from 1994 to 1996 and President of Pitney Bowes Office Systems from 1990 to 1994; age 60. Mr. Breslawsky has been a director since 1996 and is a member of the Audit Committee, Finance Committee and Compensation Committee. He is also a director of The United Illuminating Company, The Pittston Company and Cytyc Corporation.

Nominee for Election as Class I Director

Herbert L. Henkel

Chairman, President and Chief Executive Officer of Ingersoll-Rand Company (manufacturer of industrial products and components) since May 2000, having been President and Chief Executive Officer since October 1999 and President and Chief Operating Officer of Textron Inc. from April to September 1999, Executive Vice President and Chief Operating Officer from 1998 to 1999 and President of Textron Industrial Products from 1995 to 1998; age 54. Mr. Henkel has been a director since 2002 and is a member of the Audit Committee, Finance Committee and Regulatory Compliance Committee. He is also a director of Pitney Bowes Inc.

Other Directors of the Company

Class II Directors

(Terms Expire in 2004)

Anthony Welters

President and Chief Executive Officer of AmeriChoice Corporation, a UnitedHealth Group Company, having been Chairman and Chief Executive Officer of AmeriChoice Corporation and its predecessor companies since 1989; age 48. Mr. Welters has been a director since 1999 and is a member of the Executive Committee, Finance Committee, Governance Committee and Regulatory Compliance Committee. Mr. Welters is a recipient of the prestigious Horatio Alger award and now serves as a director of the Horatio Alger Association. He is also a director of West Pharmaceutical Services, Inc. and serves as Vice Chairman of the Board of Trustees for the Morehouse School of Medicine in Atlanta.

Tony L. White

Chairman, President and Chief Executive Officer of Applera Corporation (formerly known as PE Corporation) (life science systems and products) since September 1995; age 56. Mr. White has been a director since 1996 and is a member of the Executive Committee, Governance Committee and Compensation Committee. He is also a director of Ingersoll-Rand Company and AT&T Corporation.

Class III Directors

(Terms Expire in 2005)

T. Kevin Dunnigan

Chairman and Chief Executive Officer of Thomas & Betts Corporation (electrical connectors and components) since January 2003, having been a director since 1975 and having been Chairman, Chief Executive Officer and President from October 2000 to January 2003, Chairman from 1992 to May 2000, Chief Executive Officer from 1985 to 1997 and President from 1980 to 1994; age 65. Mr. Dunnigan has been a director since 1994 and is a member of the Executive Committee, Audit Committee, Compensation Committee and Governance Committee. He is also a director of Deere & Company, PRO MACH, Inc. and Imagistics International, Inc.

Regina E. Herzlinger

Nancy R. McPherson Professor of Business Administration, Harvard Business School since 1971; age 59. Professor Herzlinger has been a director since 1991 and is a member of the Audit Committee, Finance Committee and Regulatory Compliance Committee. She is also a director of Noven Pharmaceuticals, Inc. and Zimmer, Inc.

William H. Longfield

Chairman, President and Chief Executive Officer of the Company since September 1995, having been President and Chief Executive Officer since June 1994 and President and Chief Operating Officer from September 1991 to June 1994; age 64. Mr. Longfield has been a director since 1990 and is a member of the Executive Committee. He is also a director of Manor Care, Inc., West Pharmaceutical Services, Inc., Cytyc Corporation and Horizon Health Corporation. Mr. Longfield has announced that he will retire as Chairman, President and Chief Executive Officer of the Company on August 7, 2003. Mr. Longfield will remain a director of the Company; his current term as a director expires in 2005.

Retiring Director

      The Company wishes to acknowledge with gratitude the many years of service by William T. Butler, M.D., who will retire from the Board of Directors as of the 2003 Annual Meeting of Shareholders.

William T. Butler, M.D.

Chancellor of Baylor College of Medicine since January 1996, having been President and Chief Executive Officer from 1979 to 1996; age 70. Dr. Butler has been a director since 1988 and is a member of the Executive Committee, Compensation Committee, Regulatory Compliance Committee and Governance Committee. He is a member of the Institute of Medicine of the National Academy of Sciences. He is also a director of Lyondell Chemical Company and has been Chairman of Lyondell Chemical Company since June 1997.

Securities Ownership of Certain Beneficial Owners

      The table below indicates all persons who, to the knowledge of management, beneficially owned more than 5% of the Company's outstanding Common Stock as of February 24, 2003:

	Number of Shares
	of Common Stock	Percent
Name and Address of Beneficial Owner	Beneficially Owned	of class

FMR Corp.	5,152,231 (1)	9.97%
82 Devonshire Street
Boston, Massachusetts 02109
Barclays Global Investors, NA	3,640,242 (2)	7.04%
45 Fremont Street
San Francisco, CA 94105

(1)

Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly owned subsidiary of FMR Corp. ("FMR") and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 4,495,900 shares or 8.70% of the outstanding shares of the Company as a result of its service as an investment adviser to various investment companies. Each of Edward C. Johnson 3d, FMR's Chairman, FMR, through its control of Fidelity, and the investment companies has sole power to dispose of 4,495,900 shares owned by such investment companies. The Boards of Trustees of the investment companies have the sole power to vote 4,495,900 shares. Fidelity Management Trust Company ("FMTC"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 457,571 shares or 0.89% of the outstanding shares of the Company as a result of its service as an investment manager to various institutional accounts. Each of Mr. Johnson and FMR, through its control of FMTC, has sole power to dispose of 457,571 shares, sole power to vote 434,971 shares and no power to vote 22,600 shares which are owned by institutional accounts. Geode Capital Management, LLC, 53 State Street, Boston, Massachusetts 02109, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 160 shares or 0.00% of the outstanding shares of the Company. FMR has the sole power to vote and dispose of 160 shares. Members of Mr. Johnson's family are the predominant owners of Class B shares of common stock of FMR, which comprises approximately 49% of the voting power of FMR. Mr. Johnson owns 12.0% and Abigail P. Johnson, a director of FMR, owns 24.5% of the voting stock of FMR. The Johnson family and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Through their ownership of voting common stock and the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group as to FMR. Fidelity International Limited ("FIL"), Pembroke Hall, 42 Crowlane, Hamilton, Bermuda, an investment manager to various non-U.S. investment companies, is the beneficial owner of 198,600 shares or 0.38% of the outstanding shares of the Company, and has the sole power to vote and dispose of 198,600 shares. Mr. Johnson is the Chairman of FIL, and through a partnership with members of his family, has the power to vote 38.89% of FIL voting stock. The foregoing information is based on the Schedule 13G filed by FMR on February 13, 2003.

(2)

Barclays Global Investors, NA ("Barclays"), 45 Fremont Street, San Francisco, CA 94105, a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 2,764,067 shares or 5.35% of the outstanding shares of the Company and has the sole power to vote and dispose of 2,764,067 shares. Barclays Global Fund Advisors, 45 Fremont Street, San Francisco, CA 94105, a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 180,065 shares or 0.35% of the outstanding shares of the Company, and has the sole power to vote and dispose of 180,065 shares. Barclays Global Investors, Ltd., Murray House, 1 Royal Mint Court, London, England EC3N 4HH, a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 236,571 shares or 0.46% of the outstanding shares of the Company, and has the sole power to vote and dispose of 236,571 shares. Barclays Bank PLC, 54 Lombard Street, London, England EC3P 3AH, a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 458,381 shares or 0.89% of the outstanding shares of the Company, and has the sole power to vote and dispose of 458,381 shares. Barclays Capital Securities Limited, 5 The North Colonnade, Canary Wharf, London, England E14 4BB, is the beneficial owner of 1,158 shares or 0.00% of the outstanding shares of the Company, and has the sole power to vote and dispose of 1,158 shares. The foregoing information is based on the Schedule 13G filed by Barclays on February 12, 2003.

Securities Ownership of Management

      The table below contains information as of February 24, 2003, with respect to the beneficial ownership of Common Stock of the Company by each director of the Company and the Company's Chief Executive Officer and four other most highly compensated executive officers (collectively, the "Named Executive Officers") and all directors and executive officers as a group (including the Named Executive Officers). Unless otherwise noted in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of Common Stock shown as beneficially owned.

	Shares of Common Stock
	Beneficially Owned

		Right to Acquire
	Held as of	Within 60 Days of
	February 24,	February 24, 2003	Percent of
Name	2003(1)	Under Options	Class

Nadia J. Bernstein	11,874	20,250	*
Marc C. Breslawsky	16,691	4,200	*
William T. Butler, M.D.	13,405	6,000	*
T. Kevin Dunnigan	21,524	4,800	*
Herbert L. Henkel	2,119	400	*
Regina E. Herzlinger	21,678	6,000	*
William H. Longfield	370,795	453,028	1.6
Timothy M. Ring	62,747	88,674	*
Charles P. Slacik	61,126	87,500	*
John H. Weiland	74,637	96,659	*
Anthony Welters	6,838	2,400	*
Tony L. White	16,464	4,200	*
All Directors and Executive Officers as a group (17 people)	714,359	939,459	3.2

*	Represents less than 1% of the outstanding Common Stock of the Company.

(1)

Includes phantom stock shares credited to the accounts of non-employee directors under the Deferred Compensation Agreement for Non- Employee Directors, as follows: Marc C. Breslawsky, 8,250; T. Kevin Dunnigan, 8,953; Herbert L. Henkel, 846; Regina E. Herzlinger, 12,293; Anthony Welters, 2,178; Tony L. White, 7,951. See "Compensation of Outside Directors - Fees and Deferred Compensation." Also includes share equivalent units credited to the accounts of non-employee directors under the Stock Equivalent Plan for Outside Directors, as follows: Marc C. Breslawsky, 7,041; William T. Butler, M.D., 5,633; T. Kevin Dunnigan, 9,855; Herbert L. Henkel, 873; Regina E. Herzlinger, 5,633; Anthony Welters, 3,444; Tony L. White, 7,041. See "Compensation of Outside Directors - Stock Equivalent Plan for Outside Directors."

Section 16(a) Beneficial Ownership Reporting Compliance

      Under the federal securities laws, the Company's directors, officers and ten percent shareholders are required to report to the Securities and Exchange Commission and the New York Stock Exchange, by specific dates, transactions and holdings in the Company's Common Stock. Based on the Company's records and other information, the Company believes that during fiscal year 2002 all of these filing requirements were timely satisfied.

Board Meetings and Committees

      Six regular meetings and four special meetings of the Board of Directors were held during 2002. The average attendance of all directors at the ten Board meetings was 95%. The average attendance of all directors at all meetings of the Board and Committees of the Board during 2002 was 92%. Ms. Herzlinger and Messrs. Breslawsky, Butler, Dunnigan, Henkel, Longfield and White attended 75% or more of all meetings of the Board of Directors and of the Committees on which he or she served, and Mr. Welters attended 69% of the meetings of the Board of Directors and the Committees on which he served.

      The Board of Directors has several standing committees, including, among others, an Audit Committee, a Compensation Committee and a Governance Committee.

      The Audit Committee, currently composed of directors Dunnigan, Breslawsky, Henkel and Herzlinger, met seven times during 2002. All members of the Audit Committee are independent as defined by the New York Stock Exchange rules currently in effect. The principal functions of the Audit Committee are to (i) make recommendations to the full Board of Directors concerning the appointment, selection or replacement of independent public accountants; (ii) review the scope of the audit and related fees; (iii) review the Company's accounting principles, policies and reporting practices with the independent public accountants, internal auditors and management; (iv) discuss with the independent public accountants the results of their audit and determine what action, if any, is required with respect to the Company's internal control structure; (v) ensure that the independent public accountants submit on an annual basis to the Audit Committee a formal written statement delineating all relationships between the independent public accountants and the Company; (vi) engage in a dialogue with the independent public accountants with respect to any disclosed relationships or services that may impact the objectivity and the independence of the independent public accountants; (vii) recommend that the Board take appropriate action in response to the independent public accountants' report to satisfy itself of the independent public accountants' independence; (viii) meet separately with the independent public accountants as well as meet separately with the internal auditors; and (ix) consider other audit and nonaudit matters from time to time as requested by the full Board of Directors. The Audit Committee operates under a written charter adopted by the Board of Directors. The Board of Directors has determined that the Audit Committee has three "audit committee financial experts" as defined by the rules and regulations adopted by the Securities and Exchange Commission. T. Kevin Dunnigan, Herbert L. Henkel and Regina E. Herzlinger have been identified as such experts.

      The Compensation Committee, currently composed of directors Breslawsky, Butler, Dunnigan and White, met six times during 2002. The principal functions of the Compensation Committee are to review and report to the Board of Directors on matters involving compensation of employees and management and to administer the Company's Management Stock Purchase Plan, 1994 Executive Bonus Plan and 1993 Long Term Incentive Plan, as amended and restated, which will be replaced by the 2003 Long Term Incentive Plan, if approved by shareholders as proposed. See "Proposal No. 2 - Approval of 2003 Long Term Incentive Plan of C. R. Bard, Inc."

      The Governance Committee, currently composed of directors Butler, Dunnigan, Welters and White, met two times during 2002. The principal functions of the Governance Committee are to advise and make recommendations to the Board of Directors on all matters concerning Board procedures and directorship practices. The Committee also reviews and makes recommendations to the Board of Directors concerning the qualifications and selection of candidates as nominees for election as directors and will consider nominees recommended by shareholders. Such recommendations should be submitted to the Secretary of the Company. In addition, the Governance Committee administers the Company's Stock Equivalent Plan for Outside Directors and the Company's 1988 Directors Stock Award Plan, as amended and restated.

      The Board of Directors is currently in the process of modifying charters for these committees to address recently adopted and proposed federal laws and regulations and proposed New York Stock Exchange listing standards.

Executive Compensation - Compensation Committee Report

      The Company's executive compensation program is designed to create a link between pay and performance. Performance is the critical factor in all compensation decisions. The Company relies on established compensation consultants to analyze and evaluate the total compensation paid to executives against that of competitive companies. The components of total compensation are base salary, annual cash bonus incentives and long-term incentives. The Compensation Committee believes that a strong link between pay and performance will enhance the Company's ability to attract, motivate and retain selected employees.

Stock Ownership Program

      To further align the interests of management and shareholders, in 1998 the Compensation Committee established formal stock ownership guidelines for the Named Executive Officers and others holding senior executive positions at the corporate and divisional levels. The ownership guidelines are expressed in terms of the value of the Company's Common Stock held by the executive as a multiple of that executive's base salary.

      Under the guidelines of this program, the Chief Executive Officer is required to own a multiple of five times base salary, the Chief Financial Officer and Group Presidents three times base salary and other executives one to two times base salary. Executives subject to the stock ownership guidelines are required to contribute a minimum of 25% of their annual cash bonuses to purchase Common Stock of the Company under the Company's Management Stock Purchase Plan (the "MSPP") and will be required to continue to do so annually until such time as the executive has reached the applicable ownership guidelines. Executives who are subject to ownership guidelines have five years to meet the applicable guidelines. After the executive has reached the applicable ownership guidelines, contribution to the MSPP is voluntary.

      While the executives in this program are given five years in which to comply with this program, the Compensation Committee monitors participation and expects that incremental progress will be made each year by each executive who has not met the applicable guidelines. All of the Named Executive Officers have satisfied their stock ownership guidelines.

Base Salaries

      Base salaries are determined by evaluating the responsibility of the executive and by reference to the competitive marketplace for executive talent. In order to attract and retain high caliber executives, base salaries are targeted slightly above average but below the high end compared with the Company's competition for executive talent. The Company believes that its competition for executive talent comes from a select group of companies in the same industry as, and with sales and products similar to those of, the Company. This group of companies is larger than and does not contain all the companies in the peer group that makes up the S&P 500 Health Care Equipment Index in the Comparison of Five Year Cumulative Total Returns below, as the Company believes that reference to the S&P 500 Health Care Equipment Index provides the most meaningful comparison for shareholder returns, while the larger, select group of companies is more representative of the Company's competition for executive talent.

      In determining base salary increases as well as total compensation, the Compensation Committee takes into account corporate and individual performance and the salary levels prevailing at the select group of companies described above. Increases in base salaries are influenced by the performance of the Company and the individual as compared with established goals and objectives. Goals and objectives vary by individual and include the attainment of targeted levels of sales, net profits, earnings per share and return on shareholders' investment. For purposes of base salary increases, no particular weight is assigned to any goal.

      In determining the base salary of Mr. Longfield, the Compensation Committee weighed corporate and individual performance more heavily than competitive salary data. The Compensation Committee considers the recommendation of Mr. Longfield in approving the base salaries of all corporate officers and general managers annually, including the other Named Executive Officers. Goals and objectives for these individuals are based on the targeted levels described above for the divisions or corporate staff functions for which they are responsible and on individual strategic and operational initiatives. Performance is weighed more heavily than competitive salary data.

      Each year, the Compensation Committee establishes a merit fund which is used to increase base salaries for professional and managerial employees. The amount of the merit fund is determined on the basis of an analysis of several industry specific and general, non-industry specific surveys which are conducted on an annual basis by consulting companies and trade associations. Individuals receive a salary increase paid out of the merit fund based on a formula that is designed to reward superior individual performance.

Bonus Plans

      Awards under the Company's bonus plans are determined on the basis of the degree to which corporate and, in certain cases, group financial and individual, non-financial goals are attained as described below.

      Actual incentive compensation awards may be either more or less than targeted amounts depending on actual results compared with corporate, group and individual performance measures. Thus, the Company's incentive plans create a direct link between pay and performance.

      At the beginning of each year, the Board of Directors, for corporate planning purposes and in consultation with the management of the Company, approves certain financial targets for the Company, including an earnings per share target and sales, cash flow and return on investment targets. The earnings per share target and, to a lesser extent, the sales, cash flow and return on investment targets, then become the critical financial indicators used by the Compensation Committee in determining awards under the Company's bonus plans for Mr. Longfield and the other executive officers, other than the Group Presidents, Messrs. Ring and Weiland, whose bonuses are determined as described below. All bonuses are based on operational results generally exclusive of items of an unusual and/or non-recurring nature.

      Certain executive officers of the Company, including Messrs. Longfield, Slacik, Ring and Weiland, receive their bonuses under the Company's 1994 Executive Bonus Plan. Bonuses under this plan for 2002 were determined by reference to the degree to which the Company's targets as described above for 2002 were achieved and, with respect to the Group Presidents, Messrs. Ring and Weiland, with equal weight by reference to the degree to which the net income target established for their respective groups for 2002 was achieved. Ms. Bernstein received her bonus for 2002 under the Company's Executive Incentive Plan. Ms. Bernstein's bonus was calculated by reference to the degree to which the Company's targets as described above and personalized strategic and operational objectives were achieved. In 2002, all of these targets and objectives were met or exceeded.

      Bonuses for the Company's other executive officers for 2002 were determined by reference to the degree to which earnings per share, sales, cash flow and return on investment targets were achieved and on individual, non-financial performance.

Restricted Stock Awards

      Under the Company's 1993 Long Term Incentive Plan, as amended and restated, in 2002 the Compensation Committee granted restricted stock to selected executive officers, including restricted stock units to Messrs. Longfield, Slacik, Ring and Weiland. Restricted stock and restricted stock units vest in accordance with a schedule specified by the Compensation Committee.

      All grants of restricted stock made to Messrs. Longfield, Slacik, Ring and Weiland in 2002 were in the form of restricted stock units and vest based upon performance measures. The terms of the restricted stock units provide that one half of the shares underlying the restricted stock units awarded to each recipient in 2002 are issued to the recipient and become eligible for vesting if within any period of four consecutive fiscal quarters, beginning with the four-quarter period ended December 31, 2002, the Company attains cumulative earnings per share growth of at least 12% as compared to the immediately preceding period of four consecutive fiscal quarters. This initial target has been met. The remaining half of the shares underlying the restricted stock units awarded to each recipient will be issued to the recipient and become eligible for vesting if within any period of four consecutive fiscal quarters, beginning with the four-quarter period ended four quarters after the initial target has been met, or December 31, 2003, the Company attains cumulative earnings per share growth of at least 12% as compared to the immediately preceding period of four consecutive fiscal quarters. All of the shares underlying the restricted stock units awarded to each recipient in 2002 that have not previously been issued to the recipient will be issued and become eligible for vesting if within any period of eight consecutive fiscal quarters, beginning with the eight-quarter period ended December 31, 2003, the Company attains cumulative earnings per share growth of at least 24% as compared to the immediately preceding period of eight consecutive fiscal quarters.

      Earnings per share growth is determined excluding the effects of unusual or non-recurring events. Shares underlying the restricted stock units that are issued and become eligible for vesting shall vest and cease to be subject to risk of forfeiture provided that the recipient remains employed by the Company during the period beginning on the date on which the shares become eligible for vesting and ending on the fifth anniversary of that date. For a further description of the vesting of the restricted stock units awarded in 2002 to Messrs. Longfield and Slacik, see "Certain Compensation Arrangements - Retirement and Other Agreements."

      Restricted stock is combined with other long-term incentives to target total compensation for long-term incentives at slightly above the average but below the high end of the select group of companies described above. The formula for determining the number of shares of restricted stock granted to each individual is weighted for attainment of goals and objectives. Executive officers may receive more or less than the targeted amounts depending on actual results compared with corporate and, in certain cases, group and individual performance measures as described under "Bonus Plans."

Stock Options

      Under the Company's 1993 Long Term Incentive Plan, as amended and restated, in 2002 the Compensation Committee granted stock options to selected executive officers, including Ms. Bernstein. Messrs. Longfield, Slacik, Ring and Weiland were not granted stock options in 2002. The Compensation Committee granted limited stock appreciation rights, which may only be exercised in the event of a change of control of the Company, in tandem with all stock options granted to executive officers. Stock options vest in accordance with a schedule specified by the Compensation Committee.

      Stock options are combined with other long-term incentives to target total compensation for long-term incentives at slightly above the average but below the high end of the select group of companies described above. In determining the number of options granted to each individual, the Compensation Committee uses a formula weighted for attainment of goals and objectives. Executive officers may receive more or less than targeted amounts depending on actual results compared with corporate and, in certain cases, group and individual performance measures as described under "Bonus Plans."

      The Company uses the Black-Scholes method to determine the potential value of stock options.

Compliance with Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer and the four other most highly compensated executive officers in any year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Company's 1994 Executive Bonus Plan and 1993 Long Term Incentive Plan, as amended and restated, have been structured such that performance-based annual incentive bonuses and long-term equity-based compensation paid thereunder for the Company's most senior executives should constitute qualifying performance-based compensation under Section 162(m). The Company's shareholders have approved both such plans. However, the Compensation Committee recognizes that unanticipated future events, such as a change of control of the Company or a change in executive personnel, could result in a disallowance of compensation deduction under Section 162(m). Moreover, the Compensation Committee may from time to time award compensation that is non-deductible under Section 162(m) when in the exercise of the Compensation Committee's business judgment such award would be in the best interest of the Company. With the exception of a portion of Mr. Longfield's compensation for 2002, all compensation paid in respect of 2002 to the Named Executive Officers should be deductible under the Internal Revenue Code.

THE COMPENSATION COMMITTEE
Tony L. White, Chairman
Marc C. Breslawsky
William T. Butler, M.D.
T. Kevin Dunnigan

Audit Committee Report

To the Board of Directors of C. R. Bard, Inc.:

      We have reviewed and discussed with management the Company's consolidated audited financial statements as of and for the year ended December 31, 2002.

      We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

      We have received and reviewed the written disclosures and the communications from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

      Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the consolidated financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

      We have considered whether the provisions of non-audit services performed by the Company's principal auditors is compatible with maintaining auditor independence.

THE AUDIT COMMITTEE
T. Kevin Dunnigan, Chairman
Marc C. Breslawsky
Herbert L. Henkel
Regina E. Herzlinger

Fiscal 2002 Audit Firm Fee Summary

     Audit Fees

      The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company's annual consolidated financial statements as of and for the fiscal year ended December 31, 2002 and for the reviews of the consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were $1,199,000.

     Financial Information Systems Design and Implementation Fees

      KPMG LLP did not provide to the Company any information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2002.

     Audit-Related Fees

      The aggregate fees billed by KPMG LLP for professional services rendered for audit-related fees for the fiscal year ended December 31, 2002 were $75,250. Audit-related fees related entirely to benefit plan audits.

      The aggregate fees billed by Arthur Andersen LLP, the Company's former independent public accountants, for professional services rendered for audit-related fees during the fiscal year ended December 31, 2002 were $47,650. Audit-related fees performed by Arthur Andersen include accounting consultation and various attest services under professional standards.

     All Other Fees

      The aggregate fees billed by KPMG LLP for services rendered to the Company, other than the services described above under "Audit Fees", "Financial Information Systems Design and Implementation Fees" and "Audit-Related Fees", for the fiscal year ended December 31, 2002 were $481,000. All other fees relate to tax services.

      The aggregate fees billed by Arthur Andersen LLP for services rendered to the Company, other than the services described above under "Audit Fees", "Financial Information Systems Design and Implementation Fees" and "Audit-Related Fees", during the fiscal year ended December 31, 2002 were $440,000. All other fees relate to tax services.

Independent Public Accountants

      On May 7, 2002, the Board of Directors of the Company, upon recommendation of the Audit Committee, made a determination not to engage Arthur Andersen LLP as the Company's independent public accountants and on May 20, 2002, engaged KPMG LLP to serve as the Company's independent public accountants for the fiscal year 2002.

      Arthur Andersen's reports on the Company's consolidated financial statements for each of the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

      During the years ended December 31, 2001 and 2000 and the period from January 1, 2002 through May 7, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company's consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

      During the years ended December 31, 2001 and 2000 and through May 7, 2002, the Company did not consult KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

      The Company has provided Arthur Andersen and KPMG LLP with a copy of the foregoing disclosures.

Summary Compensation Table

      The table below sets forth information concerning compensation earned by the Named Executive Officers during the last three fiscal years.

					Long Term
		Annual Compensation			Compensation Awards

				Other	Restricted	Securities
				Annual	Stock	Underlying	All Other
Name and		Salary	Bonus	Compensation	Awards	Options	Compensation
Principal Position	Year	($)	($)	($)(1)	($)(2)	(#)(3)	($)(4)

William H. Longfield*	2002	1,000,000	1,269,750	701,703	75,000	-0-	431,064
Chairman and Chief	2001	925,000	1,179,029	147,247	-0-	300,000	12,592
Executive Officer	2000	840,000	834,624	386,580	-0-	100,000	202,626
Nadia J. Bernstein	2002	295,625	221,114	90,752	-0-	15,100	176,764
Vice President, General	2001	280,416	200,991	-0-	-0-	24,000	92,644
Counsel and Secretary	2000	261,458	145,590	12,135	1,500	-0-	73,920
Timothy M. Ring*	2002	444,833	606,015	107,114	25,000	-0-	146,936
Group President	2001	412,500	353,769	-0-	-0-	75,000	23,204
	2000	375,000	288,420	28,861	-0-	25,000	19,739
Charles P. Slacik*	2002	440,666	457,110	207,894	25,000	-0-	151,462
Senior Vice President	2001	387,333	306,901	-0-	-0-	75,000	35,752
and Chief Financial Officer	2000	350,000	214,949	68,048	-0-	25,000	30,714
John H. Weiland*	2002	444,833	242,458	286,527	25,000	-0-	161,525
Group President	2001	412,500	366,603	100,519	-0-	75,000	38,386
	2000	375,000	241,518	138,200	-0-	25,000	21,860

*

Mr. Longfield has announced that he will retire as Chairman, President and Chief Executive Officer effective August 7, 2003. Mr. Ring has been elected Chairman and Chief Executive Officer and Mr. Weiland has been elected President and Chief Operating Officer, in each case effective August 8, 2003. Mr. Slacik has resigned as Senior Vice President and Chief Financial Officer effective April 1, 2003.

(1)

For 2002, 2001 and 2000, the amounts for Mr. Longfield include $23,478, $24,024 and $22,386, respectively, of dividend equivalents paid under the Long Term Performance Incentive Plan. No grants have been made under the Long Term Performance Incentive Plan since January 1, 1993.

For 2002, the amounts for Messrs. Longfield, Ring, Slacik and Weiland include $48,750, $16,250, $16,250 and $16,250, respectively, of dividend equivalents paid with respect to restricted stock units granted in 2002. See "Executive Compensation - Compensation Committee Report - Restricted Stock Awards."

Beginning with bonuses earned in 1998, the Named Executive Officers have been, in certain circumstances, required to contribute a portion of their bonuses to purchase Common Stock of the Company at a discount under the MSPP. The executives are also permitted to contribute the remaining portion of their bonuses to purchase Common Stock of the Company at the same discount under the MSPP. See "Executive Compensation - Compensation Committee Report - Stock Ownership Program." For 2002, the amounts for Mr. Longfield, Ms. Bernstein and Messrs. Ring, Slacik and Weiland include $544,178, $90,752, $90,864, $191,644 and $226,208, respectively, of discount on Common Stock of the Company purchased under the MSPP. In 2001, the MSPP was suspended in connection with the proposed merger between the Company and Tyco International Ltd. The merger was not consummated, and the merger agreement was terminated. The benefits under the MSPP to participants in respect of 2001 were replaced with cash awards, which are disclosed in the bonus column for 2001. For 2000, the amounts for Mr. Longfield and Mr. Weiland include a discount of $278,151 and $80,493, respectively, on Common Stock of the Company purchased under the MSPP. For 2000, the entire amounts for Ms. Bernstein and for Messrs. Ring and Slacik represent the MSPP discount. Shares of Common Stock acquired under the MSPP prior to January 1, 2003 may not be transferred for a period of three years. In addition, with respect to shares of Common Stock representing the discount, unless otherwise provided by the Compensation Committee, a prorated number of such shares are forfeited if the executive's employment is terminated because of death, retirement or disability during the three-year period after such shares were acquired, and all of such shares are forfeited if the executive's employment is otherwise terminated during such three-year period. For a description of the vesting of the shares received by Messrs. Longfield and Slacik in respect of the discount under the MSPP in connection with their retirement and resignation, respectively, see "Certain Compensation Arrangements - Retirement and Other Agreements." In the event of a change of control of the Company, however, all restrictions on the shares of Common Stock acquired under the MSPP lapse.

This column includes the aggregate incremental cost to the Company of providing various perquisites. In accordance with Securities and Exchange Commission rules, amounts aggregating less than $50,000 in a year for any Named Executive Officer have been omitted. For Mr. Longfield, the amounts that represent more than 25% of the aggregate value of reportable perquisites in any year include $60,003, $69,948 and $68,257 for use of the Company's aircraft in 2002, 2001 and 2000, respectively, and $34,275 for club membership dues in 2001. For Mr. Weiland, the amounts that represent more than 25% of the aggregate value of reportable perquisites in any year include $47,925 for use of the Company's aircraft in 2001 and club membership dues of $39,652 and $34,366 in 2001 and 2000, respectively.

(2)

Awards made in 2002 of restricted stock units that are subject to performance-based conditions on vesting are reported below under "Long Term Incentive Plan - Awards in Last Fiscal Year." As of December 31, 2002: Mr. Longfield held an aggregate of 163,500 shares of restricted stock with an aggregate value of $9,483,000 (excluding 37,500 shares which may be issued to Mr. Longfield under restricted stock units if specified performance goals are met); Mr. Ring held an aggregate of 41,500 shares of restricted stock with an aggregate value of $2,407,000 (excluding 12,500 shares which may be issued to Mr. Ring under restricted stock units if specified performance goals are met); Mr. Slacik held an aggregate of 39,500 shares of restricted stock with an aggregate value of $2,291,000 (excluding 12,500 shares which may be issued to Mr. Slacik under restricted stock units if specified performance goals are met); and Mr. Weiland held an aggregate of 41,500 shares of restricted stock with an aggregate value of $2,407,000 (excluding 12,500 shares which may be issued to Mr. Weiland under restricted stock units if specified performance goals are met). Ms. Bernstein held an aggregate of 3,500 shares of restricted stock with an aggregate value of $203,000. For a discussion of the restricted stock underlying restricted stock units and the related performance goals, see "Executive Compensation - Compensation Committee Report - Restricted Stock Awards and "Certain Compensation Arrangements - Retirement and Other Agreements."

Dividends are paid on all shares of restricted stock and dividend equivalents are paid on all restricted stock units.

(3)

Grants consist of stock options with attached limited rights exercisable in the event of a change of control. See "Certain Compensation Arrangements - Change of Control Arrangements" below for a description of the material features of the limited stock appreciation rights.

(4)

For Mr. Longfield, the 2002 amount in the column includes Company contributions of $5,000 under the Company's Retirement Savings Plan, $0 accrued under the Supplemental Insurance/ Retirement Plan, $9,814 which, net of tax, is reimbursement for insurance premiums paid under such latter plan and $416,250 for a retention payment made by the Company in connection with the Company's proposed merger with Tyco International Ltd.; the 2001 amount in the column represents Company contributions of $4,250 under the Company's Retirement Savings Plan, $0 accrued under the Supplemental Insurance/ Retirement Plan and $8,342 which, net of tax, is reimbursement for insurance premiums paid under such latter plan; and the 2000 amount in the column represents Company contributions of $4,250 under the Retirement Savings Plan, $191,486 accrued under the Supplemental Insurance/ Retirement Plan and $6,890 which, net of tax, is reimbursement for insurance premiums paid under such latter plan.

For Ms. Bernstein, the 2002 amount in the column includes Company contributions of $2,894 under the Company's Retirement Savings Plan, $102,932 accrued under the Company's Supplemental Insurance/ Retirement Plan and $70,938 for a retention payment made by the Company in connection with the Company's proposed merger with Tyco International Ltd.; the 2001 amount in the column represents Company contributions of $4,250 under the Company's Retirement Savings Plan, and $88,394 accrued under the Supplemental Insurance/ Retirement Plan; and the 2000 amount in the column represents Company contributions of $4,250 under the Retirement Savings Plan, and $69,670 accrued under the Supplemental Insurance/ Retirement Plan.

For Mr. Ring, the 2002 amount in the column includes $4,558 under the Company's Retirement Savings Plan, $26,099 accrued under the Supplemental Insurance/ Retirement Plan, $1,054 which, net of tax, is reimbursement for insurance premiums paid under such latter plan and $115,225 for a retention payment made by the Company in connection with the Company's proposed merger with Tyco International Ltd.; the 2001 amount in the column represents Company contributions of $4,250 under the Retirement Savings Plan, $18,028 accrued under the Supplemental Insurance/ Retirement Plan and $926 which, net of tax, is reimbursement for insurance premiums paid under such latter plan; and the 2000 amount in the column represents Company contributions of $4,250 under the Retirement Savings Plan, $14,846 accrued under the Supplemental Insurance/ Retirement Plan and $643 which, net of tax, is reimbursement for insurance premiums paid under such latter plan.

For Mr. Slacik, the 2002 amount in the column includes Company contributions of $4,454 under the Company's Retirement Savings Plan, $38,658 accrued under the Company's Supplemental Insurance/ Retirement Plan and $108,350 for a retention payment made by the Company in connection with the Company's proposed merger with Tyco International Ltd.; the 2001 amount in the column represents Company contributions of $4,250 under the Retirement Savings Plan and $31,502 accrued under the Supplemental Insurance/ Retirement Plan; and the 2000 amount in the column represents Company contributions of $4,250 under the Retirement Savings Plan and $26,464 accrued under the Supplemental Insurance/ Retirement Plan.

For Mr. Weiland, the 2002 amount in the column includes Company contributions of $4,558 under the Company's Retirement Savings Plan, $41,742 accrued under the Company's Supplemental Insurance/ Retirement Plan and $115,225 for a retention payment made by the Company in connection with the Company's proposed merger with Tyco International Ltd.; the 2001 amount in the column represents Company contributions of $4,250 under the Retirement Savings Plan and $34,136 accrued under the Supplemental Insurance/ Retirement Plan; and the 2000 amount in the column represents Company contributions of $4,250 under the Retirement Savings Plan and $17,610 accrued under the Supplemental Insurance/ Retirement Plan.

As required by the rules of the Securities and Exchange Commission, the amounts reflected in this column include the annual accruals to the employees' accounts under the Company's Supplemental Insurance/ Retirement Plan. Under this plan, the annual accruals are disproportionately higher in the later years of an employee's participation in order to create an incentive to an executive to continue employment with the Company until at least age 62 when accruals cease. The Company believes that a more realistic reflection of the accruals under the Supplemental Insurance/ Retirement Plan is the actuarial average, over the years of an executive's participation in the plan, of the aggregate expected accruals under the plan. On this basis, the actuarial average accrual amounts for Mr. Longfield, Ms. Bernstein, Messrs. Ring, Slacik and Weiland would be $175,314, $71,396, $33,662, $49,540 and $44,340, respectively, in 2002; $131,907, $60,455, $24,206, $33,599 and $35,171, respectively, in 2001; and $184,079, $39,378, $24,791, $18,175 and $34,214, respectively, in 2000, as opposed to the amounts reflected in the column.

Certain Compensation Arrangements

Retirement and Other Agreements

      The Company has entered into a Supplemental Executive Retirement Agreement, as amended and restated, with Mr. Longfield that provides for monthly retirement benefits, from the date Mr. Longfield becomes entitled to benefits under the agreement until the death of Mr. Longfield and his spouse, generally equal to (i) 60% of his salary and bonus paid or payable in the five calendar years that provide the highest average of all the calendar years up to and including the year Mr. Longfield becomes entitled to benefits under such agreement, with his salary in his retirement year being annualized, minus (ii) an amount equal to the monthly payment that would be made to Mr. Longfield when all other retirement benefits (as of the date benefits under the agreement commence and excluding the Supplemental Executive Retirement Agreement, as amended and restated) that can be paid as a 100% joint survivor annuity are calculated as this form of payment and minus (iii) amounts actually paid pursuant to the Supplemental Insurance/ Retirement Plan. Benefits under this agreement commence upon death, disability, termination other than for cause, voluntary retirement on or after age 62 or voluntary retirement within two years after a change of control. Change of control for this purpose is defined in substantially the same manner as in the agreement with Mr. Longfield, which is described below.

      Upon retirement, Mr. Longfield will be entitled to receive the following retirement benefits: (i) office space, office equipment and part-time secretarial assistance for so long as Mr. Longfield requests; (ii) use of a leased jet for up to 100 hours annually for five years; (iii) continuation of financial planning and tax services consistent with Company policy; (iv) payment of dues for two club memberships for five years; and (v) the purchase of his Company car for one dollar. Also upon Mr. Longfield's retirement, (i) all stock options granted to Mr. Longfield will vest and each such stock option will be exercisable for the balance of its ten-year term since the grant date, (ii) the shares of Common Stock of the Company Mr. Longfield received in respect of the discount under the MSPP will vest and (iii) all shares of restricted stock underlying the restricted stock units granted to Mr. Longfield in 2002 shall be issued to Mr. Longfield and shall vest.

      In connection with Mr. Slacik's resignation as Senior Vice President and Chief Financial Officer effective April 1, 2003 and as an employee effective April 15, 2003, the Company entered into an agreement with Mr. Slacik whereby the Company will accelerate to April 15, 2003 the vesting of (i) all unvested stock options and unvested shares of restricted stock granted to Mr. Slacik and (ii) all unvested shares of Common Stock of the Company that Mr. Slacik has received in respect of the discount under the Management Stock Purchase Plan. The Company will pay Mr. Slacik an amount equal to the fair market value as of April 15, 2003 of the 12,500 unissued shares of restricted stock underlying the restricted stock units granted to him in 2002. The Company will also pay Mr. Slacik in the form of a single payment his base salary for the period from April 15, 2003 through December 31, 2004 at the rate of $450,000 per annum.

      The Company provides supplemental annuities to certain officers, including the Named Executive Officers, and other key employees for a fifteen-year period commencing on retirement pursuant to the Supplemental Insurance/ Retirement Plan or, with respect to officers, following a termination of employment within two years after a change of control. Change of control for this purpose is defined in substantially the same manner as in the agreement with Mr. Longfield, which is described below.

Change of Control Arrangements

      The Company has an agreement with Mr. Longfield that provides for benefits upon certain terminations of employment within three years after a change of control (defined to include the acquisition by a person or a group of 20% or more of the voting power of the Company's stock or a change in the members of the Board of Directors such that the continuing directors cease to constitute a majority of the Board of Directors), including for any reason during the six-month period following the first anniversary of a change of control. This agreement expires three years after any change of control; but, under certain circumstances may be terminated by the Board of Directors prior to any change of control, and will expire immediately upon the earlier of Mr. Longfield's death, permanent disability or termination of employment for cause. Benefits include

(i) severance pay of three times the sum of Mr. Longfield's highest base salary and his average annual bonus during the three years prior to severance and (ii) continued participation in the Company's benefit plans for one year (or, if such participation is not possible, provision for substantially similar benefits). The Company has similar agreements with Ms. Bernstein and Messrs. Ring, Slacik and Weiland.

      The Company's 1993 Long Term Incentive Plan, as amended and restated, provides that the Compensation Committee may, among other types of awards, grant limited stock appreciation rights entitling the holder thereof to surrender to the Company, under certain circumstances, such rights in exchange for cash as described below. A limited stock appreciation right can only be exercised within the sixty-day period commencing upon the date of the first public disclosure of a change of control. Change of control for this purpose is defined in substantially the same manner as in the agreement with Mr. Longfield. Limited stock appreciation rights are exercisable whether or not the holder thereof is then employed by the Company. Upon exercise of a limited stock appreciation right, the holder thereof shall be entitled to receive an amount in cash equal to the greater of (i) the fair market value of the shares of the Common Stock of the Company with respect to which the limited stock appreciation right was exercised over the option price of such shares and (ii) if the change of control is the result of a transaction or a series of transactions, the highest price per share of Common Stock of the Company paid in such transaction or transactions during the sixty-day period up to the date of exercise over the option price of such shares.

      Upon the occurrence of a change of control (defined in substantially the same manner as in the agreement with Mr. Longfield), the following shall vest immediately: (i) stock options granted under the Company's prior stock option plans; (ii) stock options, stock appreciation rights and restricted stock granted under the Company's 1993 Long Term Incentive Plan, as amended and restated; (iii) performance units (representing the right to future cash payments based on the per share net book value of the Company's Common Stock) granted under the Company's Long Term Performance Incentive Plan; and (iv) the interests of non-employee directors under the Company's Stock Equivalent Plan for Outside Directors.

      Restrictions on shares of Common Stock of the Company acquired under the MSPP lapse upon a change of control of the Company (defined in substantially the same manner as in the agreement with Mr. Longfield).

Compensation of Outside Directors

     Fees and Deferred Compensation

      Non-employee directors receive an annual retainer of $28,250 in cash plus $6,498.50 to be paid at the director's election in either shares of Common Stock based on the fair market value of the stock on each September Board meeting date, or added to deferred compensation in an equivalent amount of units that are valued as if such units were Common Stock of the Company (phantom stock shares). In addition, for each Board and Committee meeting attended, each non-employee director receives a fee of $1,300, except for committee chairmen who receive a committee meeting fee of $2,600 for each committee meeting chaired.

      Under the Deferred Compensation Agreement for Non-Employee Directors, all or a portion of such cash fees may be deferred at the election of the director, and any amount so deferred is valued at the election of the director either (i) as if invested in an interest-bearing account or (ii) as if invested in phantom stock shares. Deferred fees are payable in cash, in installments or as a lump sum upon termination of services as a director. Directors who are also employees do not receive any fees as directors for attendance at Board and committee meetings.

     1988 Directors Stock Award Plan, as Amended and Restated

      Under the Company's 1988 Directors Stock Award Plan, as amended and restated (the "1988 Plan"), directors who are not employees of the Company are awarded additional compensation.

Formula-Based Stock Options and Stock Awards

      In October of the year in which a non-employee director is elected to the Board of Directors, such non-employee director is granted the right to receive 200 shares of Common Stock of the Company during each year of the director's term. However, such director is not entitled to any such installment of shares in the event that for any reason such director is not a non-employee director on the date on which an installment of shares of Common Stock would otherwise be transferable under the 1988 Plan. The 1988 Plan provides that no shares of Common Stock awarded to a non-employee director under the 1988 Plan may be disposed of until the expiration of two years from the date of the transfer of such shares to the non-employee director; however, such transfer restriction ceases to apply upon the death or permanent disability of the non-employee director.

      In July of each year, each non-employee director is granted an option to purchase 600 shares of Common Stock of the Company. Such options have a ten-year term and become exercisable with respect to 200 shares of Common Stock of the Company subject thereto on each of the first three anniversaries following the date of grant. The purchase price per share of Common Stock of the Company purchased under an option granted pursuant to the 1988 Plan shall not be less than the mean between the high and low sale price on the New York Stock Exchange-Composite Tape on the date the option was granted.

      If a non-employee director shall, by reason other than death or retirement, cease to be a member of the Board of Directors of the Company while holding an outstanding option, such non-employee director shall be permitted to exercise such option within sixty days from the day he or she ceases to be a member of the Board of Directors; but in no event later than the expiration date of the option, with respect to all or any part of the entire balance of shares of Common Stock of the Company to the extent exercisable by such non-employee director at the time he or she ceases to be a member of the Board of Directors. If a non-employee director shall die after the date he or she ceases to be a member of the Board of Directors of the Company while holding an outstanding option, such option shall be exercisable to the extent, and during the period, that such option would, but for his or her death, have otherwise been exercisable by such non-employee director. If a non-employee director shall cease to be a member of the Board of Directors of the Company by reason of retirement while holding an outstanding option issued prior to April 18, 2001, such non-employee director shall be permitted to exercise such option within three years from the last day of the month in which he or she retired; but in no event later than the expiration date of the option, with respect to all or any part of the entire balance of shares of Common Stock of the Company to the extent exercisable by such non-employee director at the time he or she retired. If a non-employee director shall cease to be a member of the Board of Directors by reason of retirement while holding an outstanding option issued after April 18, 2001, such non-employee director shall be permitted to exercise such option until the expiration date of the option, with respect to all or any part of the entire balance of shares of Common Stock of the Company to the extent exercisable by such non-employee director at the time he or she retired. If a non-employee director shall die while holding an outstanding option, and at the time of death, such option is then exercisable with respect to less than 100% of the shares subject thereto, the number of shares to which such option may be exercisable shall be increased to 100% of the total number of shares subject thereto. The period during which such option shall be exercisable shall commence on the date of death and end on the first anniversary of the month in which the date of death occurs, but in no event shall the period extend beyond the expiration date of the option. In no event shall an option be exercisable beyond the end of the option period.

Nonformula-Based Stock Options and Stock Appreciation Rights

      The Governance Committee may award to non-employee directors non-qualified stock options with or without stock appreciation rights. Nonformula-based options may be awarded with terms ranging from one to ten years. Unless otherwise specifically set forth in the grant thereof, no nonformula-based option will be exercisable during the 12 months following the date of the grant. After the 12-month period, 25% of the total number of nonformula-based options granted are exercisable; after 24 months from the date of grant, 50% are exercisable; after 36 months, 75% are exercisable; and, after 48 months, 100% of the nonformula-based options granted are exercisable. Notwithstanding anything to the contrary, the Governance Committee may, when granting nonformula-based options to any non-employee director, grant options that are exercisable immediately or options that are exercisable according to a schedule different from that set forth in the preceding sentence. The exercise price per share of Common Stock with respect to each nonformula-based option shall not be less than 100% of the fair market value of a share of Common Stock on the day the nonformula-based option is granted.

      If a non-employee director shall cease to be a member of the Board of Directors by reason of retirement and holds a nonformula-based option issued on or prior to April 18, 2001, such option will remain exercisable after cessation of such non-employee director's employment for three years from the last day of the month in which he or she retired, but in no event later than the expiration date of the option, to the extent such nonformula-based option was otherwise exercisable at the time of retirement. If a non-employee director shall cease to be a member of the Board of Directors by reason of retirement and holds a nonformula-based option issued after April 18, 2001, such option will remain exercisable after cessation of such non-employee director's employment until the expiration date of the option, to the extent such nonformula-based option was otherwise exercisable at the time of retirement. If a non-employee director ceases to be a non-employee director because of death, a nonformula-based option held by such non-employee director shall remain exercisable for one year and, if not already fully exercisable, shall become exercisable with respect to all shares subject thereto. If a non-employee director ceases to be a non-employee director other than by reason of death or retirement, a nonformula-based option held by such non-employee director shall remain exercisable for 60 days, to the extent such nonformula-based option was otherwise exercisable at the time of termination. If a non-employee director shall die after the date he or she ceases to be a member of the Board of Directors while holding an outstanding nonformula-based option, such option shall be exercisable to the extent, and during the period, that such nonformula-based option would, but for his or her death, have otherwise been exercisable by such non-employee director. In no event shall a nonformula-based option be exercisable beyond the end of the option period.

      The Governance Committee may grant stock appreciation rights to non-employee directors. Stock appreciation rights entitle a non-employee director to receive Common Stock or, with the consent of the Governance Committee, cash in an amount equal to the excess of the fair market value of a share of Common Stock on the date the right is exercised over the price at which the non-employee director could exercise a nonformula-based option to purchase that share. Stock appreciation rights shall be granted only in connection with the granting of nonformula-based stock options. Stock appreciation rights shall be exercisable on the same terms as the nonformula-based options with which they are paired, and a non-employee director may choose to exercise either a nonformula-based option or the related stock appreciation right. The exercise of one terminates the other.

      In September 2002, the Governance Committee granted to each non-employee director a nonformula-based option to purchase 600 shares of Common Stock at the fair market value of the Common Stock on the grant date. Such options are exercisable with respect to 200 shares on the grant date and will become exercisable with respect to 200 additional shares on each of the first and second anniversaries following the grant date. The foregoing grants were made on a discretionary basis to make up for the grants of formula-based options which the non-employee directors did not receive in 2001 due to the proposed merger with Tyco International Ltd.

      In October 2002, the Governance Committee also granted to each non-employee director, on a discretionary basis, options to purchase 1,200 shares of Common Stock at the fair market value of the Common Stock on the grant date. The options are for a ten-year term. One-half of the options, which replace the discretionary, nonformula-based options that the Governance Committee did not grant in 2001 due to the proposed merger with Tyco International Ltd., are exercisable with respect to 200 shares on the grant date and will become exercisable with respect to 200 additional shares on each of the first and second anniversaries following the grant date. The remaining half of the options, which supplement the annual formula-based options granted in July 2002, will become exercisable with respect to 200 shares on each of the first three anniversaries following the grant date.

Nonformula-Based Restricted Stock, Stock Awards and Unrestricted Stock

      An award of restricted stock to a non-employee director entitles the non-employee director to receive the number of shares of Common Stock specified by the Governance Committee. An award of restricted stock will vest in accordance with a schedule specified by the Governance Committee. Except as otherwise provided by the Governance Committee, a non-employee director receiving an award of restricted stock shall, prior to the vesting of such restricted stock, have all the rights of a holder of Common Stock, including the right to receive dividends or dividend equivalents paid on and the right to vote such stock. However, prior to the vesting of an award of restricted stock, such restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered. Except as otherwise provided by the Governance Committee, the restricted period in respect of any award of restricted stock shall not be less than three years. If, prior to the vesting of a non-employee director's restricted stock, such non-employee director ceases to be a member of the Board of Directors during the restricted period for any reason other than death or retirement, the Governance Committee may at the time of cessation of service as a member of the Board of Directors terminate the restricted period with respect to any or all of such restricted stock. If the Governance Committee does not terminate the restricted period with respect to such restricted stock at the time of such cessation, such restricted stock will be forfeited. If a non-employee director holding restricted stock ceases to be a member of the Board of Directors during the restricted period by reason of death or retirement, restricted stock held by that non-employee director shall become free of all restrictions thereon and the Company will deliver that restricted stock to that non-employee director or that non-employee director's beneficiary, as the case may be, within 60 days.

      The Governance Committee may grant stock awards in its discretion to non-employee directors of the Company. A stock award consists of Common Stock to be distributed in three approximately equal installments, the first delivery on the date of the stock award and thereafter on the first and second anniversaries of such date, unless otherwise specified by the Governance Committee. No such installment will be delivered on any anniversary of the date of the stock award to a non-employee director whose service as a member of the Board ceases (except, in the discretion of the Governance Committee, by reason of death or retirement).

      The Governance Committee may grant awards of unrestricted Common Stock under the 1988 Plan to non-employee directors, which Common Stock is delivered to the non-employee director on or about the award date and which is not subject to any restrictions; provided that awards of unrestricted Common Stock shall only be made in lieu of payment of a cash retainer.

      In September 2002, the Governance Committee granted an award of 200 shares of restricted Common Stock to each non-employee director. This award was made on a discretionary basis to make up for the formula-based award of 200 shares of Common Stock that such directors did not receive in 2001 due to the proposed merger with Tyco International Ltd.

     Stock Equivalent Plan for Outside Directors

      On January 1, 1997, a Board-approved Stock Equivalent Plan for Outside Directors (the "Stock Equivalent Plan") replaced a retirement income plan formerly maintained by the Company, as explained below. Pursuant to the Stock Equivalent Plan, on December 31 of each year, commencing December 31, 1997, each non-employee director of the Company is credited with a number of units equal to (i) the sum of (A) the annual retainer for non-employee directors then in effect and (B) 12 times the per meeting fee for non-employee directors then in effect, divided by (ii) the average of the high and low selling prices of the Common Stock of the Company on the New York Stock Exchange on such date. Upon termination of service as a non-employee director, a participant in the Stock Equivalent Plan who shall have served on the Board of Directors for at least five years shall become entitled to receive an amount in cash equal to the product of (i) the number of units credited to such participant and (ii) the average of the closing prices of the Common Stock of the Company on the New York Stock Exchange during the six-month period immediately preceding such participant's termination of service, payable in installments over that number of years equal to the number of full or partial years of such participant's service on the Board of Directors. A participant may make an irrevocable election to receive his or her distributable interest under the Stock Equivalent Plan in a lump sum. In the event of a change of control of the Company (defined substantially the same as under "Certain Compensation Arrangements - Change of Control Arrangements" above), participants in the Stock

Equivalent Plan become entitled to receive benefits thereunder. In the event of a participant's death, his or her surviving spouse shall receive the same benefits that such director would have received had he or she survived.

      The Company formerly maintained a retirement income plan for non-employee directors who served on the Board of Directors for at least five years. Upon retirement, such directors became entitled to receive annual payments equal to an amount composed of the annual retainer together with an amount based upon the annual meeting fees in effect at the time of retirement. Such payments were made for that number of years equal to the number of full or partial years of service on the Board of Directors. In the event of the retired director's death, his or her surviving spouse became entitled to receive the same benefits that such director would have received had he or she survived. Currently serving non-employee directors of the Company entitled to benefits accumulated under the retirement income plan elected either to have such benefits paid out upon retirement as provided under the former retirement income plan or to convert such benefits into share equivalent units under the Stock Equivalent Plan. The Company continues to make payments under the retirement income plan for the benefit of non-employee directors who retired prior to January 1, 1997 with at least five years of service on the Board of Directors.

Related Transactions

      On August 17, 1998, the Company loaned $250,000, with interest at the applicable mid-term federal rate compounded semiannually (3.28% per annum at December 20, 2002), to Todd C. Schermerhorn for the purchase of a primary residence in connection with Mr. Schermerhorn's relocation to New Jersey as Vice President and Treasurer of the Company. The largest amount outstanding on the loan since the loan was made was an aggregate of $311,835.19 of principal and accrued interest at December 20, 2002, which amount was repaid in full to the Company by Mr. Schermerhorn on that date.

Option Grants in Last Fiscal Year

      The table below sets forth information concerning options granted to the Named Executive Officers during the last fiscal year.

					Grant Date
	Individual Grants				Value(1)

	Number of
	Securities	% of Total
	Underlying	Options
	Options	Granted to	Exercise or		Grant Date
	Granted	Employees in	Base Price	Expiration	Present
Name	(#)(2)	Fiscal Year	($/Share)	Date	Value($)

William H. Longfield	-0-	0.0	N/A	N/A	N/A
Nadia J. Bernstein	10,000	1.1%	54.44	3/1/2012	141,500
	5,100	0.5%	52.03	7/10/2012	72,165
Timothy M. Ring	-0-	0.0	N/A	N/A	N/A
Charles P. Slacik	-0-	0.0	N/A	N/A	N/A
John H. Weiland	-0-	0.0	N/A	N/A	N/A

(1)

The valuation calculations are solely for the purposes of compliance with the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, and are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock. Grant date values are based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. Accordingly, there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The grant date values were determined based in part upon the following assumptions: (a) an expected volatility of 33% based on daily stock prices of the Company's Common Stock for the one-year period prior to the grant date; (b) a risk-free rate of return of 2.52%; (c) the Company's Common Stock five-year dividend yield of 1.6%; and (d) an expected option life of 4.5 years.

(2)

Grants consist of stock options with attached limited stock appreciation rights that are exercisable in the event of a change of control. See "Certain Compensation Arrangements - Change of Control Arrangements" above for a description of the material features of the limited stock appreciation rights. All options reflected in the table become exercisable based, in part, on the Company achieving certain earnings per share increases.

Aggregated Option Exercises in Last Fiscal Year, and Fiscal Year-End Option Values

      The table below sets forth information concerning exercises of stock options by the Named Executive Officers during the last fiscal year and the fiscal year-end value of the Named Executive Officers' unexercised options.

	Shares		Number of Securities		Value of Unexercised
	Acquired		Underlying Unexercised		In-the-Money Options
	on		Options FY-End(#)		Options FY-End($)(1)
	Exercise	Value
Name	(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable(2)

William H. Longfield	222,572	6,186,510	453,028	250,000	7,369,348	2,785,620
Nadia J. Bernstein	-0-	-0-	13,625	28,725	180,483	246,605
Timothy M. Ring	33,658	890,991	88,674	62,500	1,257,126	696,405
Charles P. Slacik	-0-	-0-	80,000	70,000	928,827	764,139
John H. Weiland	-0-	-0-	96,659	62,500	1,427,156	696,405

(1)	These options were granted over a period of years.

(2)	Valued at $58.00 per share market price.

Long-Term Incentive Plan - Awards in Last Fiscal Year

      The table below sets forth information concerning long-term incentive awards made to the Named Executive Officers during the last fiscal year.

	Number of	Performance or
	Shares, Units or	Other Period Until
	Other Rights	Maturation
Name	(#)	or Payout*

William H. Longfield	75,000	*
Nadia J. Bernstein	-0-	N/A
Timothy M. Ring	25,000	*
Charles P. Slacik	25,000	*
John H. Weiland	25,000	*

*

All awards reflected in the table are awards of performance-based restricted stock units. For a discussion of the material terms of the awards, including the terms upon which they vest, see "Executive Compensation - Compensation Committee Report - Restricted Stock Awards" and "Certain Compensation Arrangements - Retirement and Other Agreements."

Equity Compensation Plan Information

      The table below sets forth information with respect to shares of Common Stock that may be issued under the Company's equity compensation plans as of December 31, 2002.

			Number of securities
			remaining available for future
	Number of securities to be		issuance under equity
	issued upon exercise of	Weighted-average exercise	compensation plans
	outstanding options, warrants	price of outstanding options,	(excluding securities reflected
Plan category	and rights	warrants and rights	in column (a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders	4,358,705 (1)	$42.23	2,788,764 (2)
Equity compensation plans not approved by security holders(3)	64,720	$40.02	391,336
Total	4,423,425	$42.19	3,180,100

(1)

Includes the 1988 Directors Stock Award Plan, as amended and restated, the 1990 Long Term Incentive Plan, the 1993 Long Term Incentive Plan, as amended and restated, and the option plans assumed pursuant to the Company's acquisition of Medchem Products, Inc. Included in column (a) are 1,147 options assumed pursuant to the Company's acquisition of MedChem Products, Inc. at a weighted-average exercise price of $17.24.

(2)	Includes 46,306 shares under the 1988 Directors Stock Award Plan, 2,423,174 shares under the 1993 Long Term Incentive Plan and 319,284 shares under the 1998 Employee Stock Purchase Plan.

(3)	Includes the Management Stock Purchase Plan, which is described in Note 9 to the Company's consolidated financial statements included in the Company's Form 10-K for the year ended December 31, 2002.

Pension Table

      The table below sets forth the aggregate estimated annual retirement benefits payable under the Company's Employees' Retirement Plan, Excess Benefit Plan and Supplemental Executive Retirement Plan for employees retiring at normal retirement age (65) in 2002.

Total Pensionable	Years of Service at Age 65 Retirement
Pay in Year Prior
to Retirement	15 or less	20	25	30	35	40

$100,000	$12,000	$20,000	$22,000	$26,000	$27,000	$29,000
200,000	23,000	40,000	46,000	52,000	56,000	59,000
300,000	34,000	61,000	70,000	78,000	84,000	90,000
400,000	46,000	81,000	94,000	105,000	113,000	120,000
500,000	58,000	102,000	118,000	131,000	142,000	151,000
600,000	69,000	122,000	142,000	158,000	171,000	181,000
700,000	81,000	142,000	165,000	184,000	199,000	212,000
800,000	92,000	163,000	189,000	211,000	228,000	242,000
900,000	104,000	183,000	213,000	237,000	257,000	273,000
1,000,000	116,000	204,000	237,000	264,000	286,000	304,000
1,100,000	127,000	224,000	260,000	290,000	314,000	334,000
1,200,000	139,000	245,000	284,000	316,000	343,000	365,000
1,300,000	150,000	265,000	308,000	343,000	372,000	395,000
1,400,000	162,000	286,000	332,000	369,000	400,000	426,000
1,500,000	174,000	306,000	356,000	396,000	429,000	456,000
1,600,000	185,000	327,000	379,000	422,000	458,000	487,000
1,700,000	197,000	347,000	403,000	449,000	487,000	517,000
1,800,000	208,000	368,000	427,000	475,000	515,000	548,000
1,900,000	220,000	388,000	451,000	502,000	544,000	579,000
2,000,000	232,000	409,000	475,000	528,000	573,000	609,000
2,100,000	243,000	429,000	498,000	555,000	601,000	640,000
2,200,000	255,000	450,000	522,000	581,000	630,000	670,000
2,300,000	266,000	470,000	546,000	608,000	659,000	701,000
2,400,000	278,000	491,000	570,000	634,000	688,000	731,000
2,500,000	290,000	511,000	593,000	661,000	716,000	762,000

      Under the Company's Employees' Retirement Plan, Excess Benefit Plan and Supplemental Executive Retirement Plan, benefits are determined on the basis of an employee's pensionable earnings, which include regular salary, commissions, bonuses, overtime pay and shift differentials. Annual bonus amounts reflected in the Summary Compensation Table relate to the year in which such bonuses were accrued and are not included in the calculation of annual compensation for purposes of the Company's Employees' Retirement Plan, Excess Benefit Plan and Supplemental Executive Retirement Plan until the succeeding year.

      The estimated credited full years of service for Mr. Longfield, Ms. Bernstein and Messrs. Ring, Slacik and Weiland are 13, 3, 10, 3 and 6, respectively. The estimated annual retirement benefits payable are based on employer contributions on a lifetime annuity basis to persons whose highest average compensation over a period of five consecutive years of service are in the indicated classifications. The benefits listed in the table are not subject to deductions for Social Security or any other offset amounts.

      Under the Supplemental Executive Retirement Agreement, as amended and restated, between the Company and Mr. Longfield described above under "Certain Compensation Arrangements - Retirement and Other Agreements," at Mr. Longfield's retirement at age 65, his estimated annual benefit at such time would be approximately $829,000 more than the estimated value of the Company's qualified and non-qualified pension plans available to Mr. Longfield at such age.

Comparison of Five Year Cumulative Total Returns

      The graph below compares the cumulative total shareholder return on the Company's Common Stock for the last five years with the cumulative total return on the S&P 500 Index and the S&P 500 Health Care Equipment Index over the same period. The graph assumes the investment of $100 in each of the Company's Common Stock, the S&P 500 Index and the S&P 500 Health Care Equipment Index on December 31, 1997, and that all dividends were reinvested.

      Effective December 31, 2001, Standard and Poor's discontinued the S&P 500 Medical Products & Supplies Index, against which the Company had previously compared its cumulative total shareholder return, and replaced it with the S&P 500 Health Care Equipment Index.

PROPOSAL NO. 2 - APPROVAL OF 2003 LONG TERM INCENTIVE PLAN

OF C. R. BARD, INC.

      The Board of Directors has approved, subject to shareholder approval, the 2003 Long Term Incentive Plan (the "2003 Plan") effective April 16, 2003. The 2003 Long Term Incentive Plan is intended to replace the Company's 1993 Long Term Incentive Plan, as amended and restated (the "1993 Plan"), which expires by its terms on April 20, 2003.

      Shareholder approval of Proposal No. 2 will constitute approval of (i) the performance criteria upon which performance-based awards that are intended to be deductible by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), may be based under the 2003 Plan, (ii) the annual per participant limit of 450,000 shares on grants of options, stock appreciation rights and other performance-based awards and (iii) the class of employees eligible to receive awards under the 2003 Plan. This approval is required every five years in order for such awards to continue to be treated as qualified performance-based compensation under the Code. See "Tax Status of 2003 Plan Awards - Section 162(m)."

      The Company believes that the 2003 Plan will help it to attract and retain the services of selected employees of the Company and its subsidiaries who are in a position to make a material contribution to the successful operation of the business of the Company and its subsidiaries by enabling the Company to offer a variety of long-term incentive awards. The description of the 2003 Plan set forth below is a summary, does not purport to be complete and is qualified in its entirety by reference to the provisions of the 2003 Plan itself. The complete text of the 2003 Plan is attached as Exhibit A to this Proxy Statement.

Description of the 2003 Plan

      Administration. The 2003 Plan will be administered by the Compensation Committee or any subcommittee thereof, which is expected to consist of at least two individuals who are intended to qualify as "non-employee directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended and "outside directors" within the meaning of Section 162(m) of the Code. All awards granted to employees under the 2003 Plan shall be evidenced by an award agreement which specifies the type of award granted pursuant to the 2003 Plan, the number of shares of Common Stock underlying the award and all terms governing the award, including, without limitation, terms regarding vesting, exercisability and expiration of the award.

      Eligibility. Participants in the 2003 Plan will be selected by the Compensation Committee from employees of the Company and its subsidiaries who are in a position to have a material impact on the results of operations of the Company and its subsidiaries. Participants may be selected and awards may be made at any time during the period that awards may be made under the 2003 Plan. As of December 31, 2002, 10 executive officers and approximately 1,000 other officers and other employees would be eligible for participation in the 2003 Plan.

      Determination and Maximum Number of Awards. Awards under the 2003 Plan shall be in the form of stock options, stock appreciation rights, limited stock appreciation rights, restricted stock, unrestricted stock and other stock-based awards. The total number of shares which may be issued under the 2003 Plan is 3,000,000. The maximum number of shares with respect to which options, stock appreciation rights and other performance-based awards may be granted during each calendar year to any given participant may not exceed 450,000 shares of Common Stock of the Company. The maximum number of shares of Common Stock that may be granted as awards of restricted stock, unrestricted stock and restricted stock units shall not exceed 1,200,000 shares in the aggregate. The Compensation Committee has exclusive power and authority, consistent with the provisions of the 2003 Plan, to establish the terms and conditions of any award and to waive any such terms or conditions. Because the benefits conveyed under the 2003 Plan would be at the discretion of the Compensation Committee, it is not possible to determine what benefits participants will receive under the 2003 Plan. On February 24, 2003, the mean between the high and low sale price of the Common Stock, as reported on the New York Stock Exchange, was $57.52.

      Stock Options and Stock Appreciation Rights. The Compensation Committee may award to selected employees non-qualified or incentive stock options for federal income tax purposes. Options granted under the 2003 Plan shall be vested and exercisable at such times and upon such terms and conditions as may be determined by the Compensation Committee, but in no event shall an option be exercisable more than ten years after the date it is granted. The exercise price per share of Common Stock for any option awarded shall not be less than 100% of the fair market value of a share of Common Stock on the day the option is granted, except for options granted in assumption or replacement of outstanding awards in connection with specified corporate transactions. The exercise price of any stock option granted pursuant to the 2003 Plan may not be subsequently reduced by amendment, or cancellation and substitution, of such option or any other action of the Compensation Committee without shareholder approval, subject to the Compensation Committee's authority to adjust awards upon certain events (described under "Adjustments Upon Certain Events" below).

      An option may be exercised by paying the exercise price in cash or its equivalent and/or, to the extent permitted by the Compensation Committee, Common Stock, a combination of cash and Common Stock or through the delivery of irrevocable instruments to a broker to sell the shares obtained upon the exercise of the option and to deliver to the Company an amount equal to the exercise price.

      The Compensation Committee may grant stock appreciation rights independent of or in conjunction with an option. The exercise price of a stock appreciation right shall be an amount determined by the Compensation Committee but in no event shall such amount be less than the fair market value of the Common Stock on the date the stock appreciation right is granted or, in the case of a stock appreciation right granted in conjunction with an option, the option price of the related option. Each stock appreciation right granted independent of an option shall entitle an employee upon exercise to an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of Common Stock over (B) the exercise price, times (ii) the number of shares of Common Stock covered by the stock appreciation right and as to which the stock appreciation right is exercised. Each stock appreciation right granted in conjunction with an option shall entitle an employee to surrender the option and to receive an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of Common Stock over (B) the option price per share of Common Stock, times (ii) the number of shares of Common Stock covered by the option which is surrendered. Payment shall be made in Common Stock or in cash or partly in Common Stock and partly in cash, as shall be determined by the Compensation Committee.

      The Compensation Committee may, in its discretion, grant limited stock appreciation rights that are exercisable upon the occurrence of specified contingent events, including, without limitation, a change of control of the Company.

      Other Stock-Based Awards. The Compensation Committee, in its sole discretion, may grant restricted stock, stock awards, restricted stock units, unrestricted stock and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, the Common Stock of the Company. Such other stock-based awards shall be in such form, and dependent on such conditions, as the Compensation Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more shares of Common Stock (or the equivalent cash value of such shares of Common Stock) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives; provided, however, that the Compensation Committee may grant awards of unrestricted shares only if the Compensation Committee has determined that such awards are made in lieu of salary or cash bonus. The restricted period specified in respect of any award of restricted stock shall not be less than three years, except that the Compensation Committee may (i) provide for a restricted period to terminate at any time after one year upon the attainment of established performance-based objectives and (ii) grant up to 150,000 shares of restricted stock without regard to this limitation.

      Certain stock-based awards granted under the 2003 Plan may be granted in a manner which should be deductible by the Company under the Code. Such awards ("Performance-Based Awards") shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) return on shareholders' equity; (vi) attainment of strategic and operational initiatives;

(vii) customer income; (viii) economic value-added models; (ix) maintenance or improvement of profit margins; (x) stock price, including, without limitation, as compared to one or more stock indices; (xi) market share; (xii) revenues, sales or net sales; (xiii) return on assets; (xiv) book value per share; (xv) expense management; (xvi) improvements in capital structure; (xvii) costs and (xviii) cash flow. With respect to Performance-Based Awards, (i) the Compensation Committee shall establish the objective performance goals applicable to a given period of service no later than 90 days after the commencement of such period of service (but in no event after 25% of such period of service has elapsed) and (ii) no awards shall be granted to any participant for a given period of service until the Compensation Committee certifies that the objective performance goals (and any other material terms) applicable to such period have been satisfied.

      Adjustments Upon Certain Events. In the event of any stock dividend or split, reorganization, recapitalization, merger, share exchange or any other similar transaction that results in a change to the Company's equity capitalization, the Compensation Committee, in its sole discretion, may adjust (i) the number or kind of shares of Common Stock or other securities that may be issued or reserved for issuance pursuant to the 2003 Plan or pursuant to any outstanding awards, (ii) the annual and other limits on grants of awards and/or (iii) any other affected terms of the 2003 Plan or awards under the 2003 Plan. Upon the occurrence of a change of control of the Company, unless otherwise specified by the Compensation Committee with respect to any award on or prior to the date of grant, (i) any outstanding awards that are unexercisable or unvested shall automatically be deemed exercisable or vested and all restrictions on restricted stock shall expire and (ii) the Compensation Committee may (A) cancel such awards for fair value (as determined in the sole discretion of the Compensation Committee) or (B) provide for the issuance of substitute awards that will substantially preserve the terms of any awards previously granted under the 2003 Plan. A change of control is defined in the Plan substantially in the same manner as in the agreement with Mr. Longfield (described under "Certain Compensation Arrangements - Change of Control Arrangements" above), except that the 2003 Plan additionally provides that a change of control will not be deemed to have occurred upon a transaction in which the Company's shareholders prior to the transaction retain majority ownership of the resulting entity or its parent following the transaction.

      Amendment and Termination. The Board of Directors may amend or terminate the 2003 Plan at any time, provided that it may not, without shareholder approval, (i) increase the number of shares which may be acquired under the 2003 Plan, (ii) extend the term during which options may be granted under the 2003 Plan, (iii) permit the exercise price per share of an option to be less than the fair market value of the Common Stock on the date on which an option is granted, subject to the Compensation Committee's authority to adjust awards upon certain events (described under "Adjustment Upon Certain Events" above), (iv) terminate restrictions on awards except in connection with a Participant's death, disability or termination of employment or in connection with a change of control or (v) provide for awards not permitted under the terms of the 2003 Plan. No amendment or termination of the 2003 Plan shall diminish any rights of a participant pursuant to a previously granted award without his or her consent, subject to the Compensation Committee's authority to adjust awards upon certain events (described under "Adjustments Upon Certain Events" above). No awards may be made under the 2003 Plan after April 16, 2013.

Tax Status of 2003 Plan Awards

      Introduction. The following discussion of the federal income tax status of awards under the 2003 Plan, as proposed, is based on present federal tax laws and regulations and does not purport to be a complete description of the federal income tax laws. Employees may also be subject to certain state and local taxes which are not described below.

      Incentive Stock Options. If the option is an incentive stock option, no income shall be realized by the employee upon award or exercise of the option, and no deduction shall be available to the Company at such times. If the Common Stock purchased upon the exercise of an incentive stock option is held by an employee for at least two years from the date of the award of such option and for at least one year after exercise, any resulting gain shall be taxed at long-term capital gains rates. If the Common Stock purchased pursuant to the option is disposed of before the expiration of that period, any gain on the disposition, up to the difference between the fair market value of the Common Stock at the time of exercise and the option price, shall be taxed at ordinary rates as compensation paid to the employee, and the Company shall be entitled to a deduction for an equivalent amount. Any amount realized by the employee in excess of the fair market value of the stock at the time of exercise shall be taxed at capital gains rates.

      Non-qualified Options. If the option is a non-qualified option, no income shall be realized by the employee at the time of award of the option, and no deduction shall be available to the Company at such time. At the time of exercise (other than by delivery of Common Stock to the Company), ordinary income shall be realized by the employee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Company shall receive a tax deduction for the same amount. If an option is exercised by delivering Common Stock to the Company, a number of shares received by the optionee equal to the number of shares so delivered will be received free of tax and will have a tax basis and holding period equal to the shares so delivered. The fair market value of additional shares received by the optionee will be taxable to the optionee as ordinary income, and the optionee's tax basis in such shares will be their fair market value on the date of exercise. Upon disposition, any appreciation or depreciation of the Common Stock after the date of exercise may be treated as capital gain or loss depending on how long the shares have been held.

      Stock Appreciation Rights. No income shall be realized by the employee at the time a stock appreciation right is awarded, and no deduction shall be available to the Company at such time. When the right (including a limited stock appreciation right) is exercised, ordinary income shall be realized in the amount of the cash or Common Stock received by the employee, and the Company shall be entitled to a deduction of equivalent value.

      Restricted Stock, Stock Awards and Unrestricted Stock. The Company shall receive a deduction and the employee shall recognize taxable income equal to the fair market value of the restricted stock at the time the restrictions on the shares awarded lapse, unless the employee elects to pay such tax as may be then due not later than 30 days after the date of the transfer by the Company to the employee of a restricted stock award as permitted under Section 83(b) of the Code, in which case both the Company's deduction and the employee's inclusion in income occur on the award date. The value of any part of a stock award distributed to employees shall be taxable as ordinary income to such employees in the year in which such stock is received, and the Company will be entitled to a corresponding tax deduction. The value of shares of Common Stock of the Company awarded to employees as unrestricted stock (minus the employee's purchase price, if any) will be taxable as ordinary income to such employees in the year received, and the Company will be entitled to a corresponding tax deduction.

      Section 162(m). Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer and the four other most highly compensated executive officers in any year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. One requirement is shareholder approval of, and shareholder reapproval at least once every five years of, (i) the performance criteria upon which performance-based awards may be based, (ii) the annual per-participant limits on grants of performance-based awards and stock options and stock appreciation rights and (iii) the class of employees eligible to receive awards. In the case of performance-based awards, other requirements are that objective performance goals and the amounts payable upon achievement of the goals be established by a committee of at least two outside directors and that no discretion be retained to increase the amount payable under the awards. In the case of options and stock appreciation rights, other requirements are that the option or stock appreciation right be granted by a committee of at least two outside directors and that the exercise price of the option or stock appreciation right be not less than fair market value of the Common Stock on the date of grant. Compensation received on vesting of performance-based awards and exercise of options and stock appreciation rights granted under the 2003 Plan in compliance with all of the above requirements and others set forth in Section 162(m) of the Code is exempt from the $1,000,000 deduction limit.

Adoption of Proposal No. 2

      The Company believes that its best interests will be served by the approval of Proposal No. 2. The 2003 Plan will enable the Company to be in a position to continue to grant long-term incentive awards to officers and other employees, including those who through promotions and development of the Company's business will be entrusted with new and more important responsibilities. The Compensation Committee has indicated that, provided shareholder approval of the 2003 Plan is obtained, it will cease making awards under the 1993 Plan.

      Approval of Proposal No. 2 requires the affirmative vote of a majority of shares of the Company's Common Stock represented at the Annual Meeting of Shareholders, provided that a majority of the outstanding shares of the Common Stock votes on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 2.

PROPOSAL NO. 3 - RATIFICATION OF THE APPOINTMENT OF

KPMG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors has selected KPMG LLP to audit the accounts of the Company for the fiscal year ending December 31, 2003. Because KPMG LLP's report will be addressed to the shareholders as well as the Board of Directors, the holders of Common Stock are asked to ratify this selection. The Company has been advised that representatives of KPMG LLP will be present at the Annual Meeting of Shareholders with the opportunity to make a statement if the representatives desire to do so. It is expected that the representatives will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 3.

Miscellaneous

      The Company does not know of any business other than that described above to be presented for action to the shareholders at the meeting, but it is intended that the proxies will be exercised upon any other matters and proposals that may legally come before the meeting and any adjournments thereof in accordance with the discretion of the persons named therein.

      The cost of this solicitation will be borne by the Company. It is contemplated that proxies will be solicited through the use of the mails, but officers and regular employees of the Company may solicit proxies personally or by telephone or special letter. The Company has retained the firm of Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies and expects to pay such firm a fee of approximately $8,000 plus out-of-pocket expenses. Although there is no formal agreement to do so, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to their principals.

      The Annual Report and Form 10-K of the Company for 2002, including certified financial statements, has been furnished to all persons who were shareholders of the Company on the record date for the 2003 Annual Meeting of Shareholders.

Proposals of Shareholders

      The Company's By-laws set forth procedures to be followed by shareholders who wish to bring business before an annual meeting of shareholders or nominate candidates for election to the Board of Directors at an annual meeting of shareholders. Such procedures require that the shareholder give timely written notice to the Secretary of the Company. To be timely, such notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting, provided, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, to be timely notice must be received not later than the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made.

      A proposal of a shareholder intended to be presented at the next Annual Meeting of Shareholders and to be included in the Company's proxy statement must be received at the Company's principal executive offices at 730 Central Avenue, Murray Hill, New Jersey 07974 on or before November 15, 2003.

Householding

      Securities and Exchange Commission rules permit a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure is referred to as householding. While the Company does not household in mailings to its shareholders of record, a number of brokerage firms with account holders who are Company shareholders have instituted householding. In these cases, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder's address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, he or she should notify his or her broker. Any shareholder can receive a copy of the Company's proxy statement and annual report by contacting the Company at C. R. Bard, Inc., 730 Central Avenue, Murray Hill, New Jersey 07974, Attention: Corporate Secretary or by calling the Corporate Secretary at 908-277-8000.

      Shareholders who hold their shares through a broker or other nominee who currently receive multiple copies of the proxy statement and annual report at their address and would like to request householding of their communications should contact their broker.

Incorporation by Reference

      As indicated above under "Equity Compensation Plan Information," we have incorporated by reference herein the description of the Company's Management Stock Purchase Plan contained in Note 9 to the Company's consolidated financial statements included in the Company's Form 10-K for the year ended December 31, 2002, delivered to shareholders in connection with this proxy statement.

EXHIBIT A

2003 LONG TERM INCENTIVE PLAN

OF
C. R. BARD, INC.

SECTION 1. - Purpose of the Plan

      The 2003 Long Term Incentive Plan of C. R. Bard, Inc. is designed to attract and retain the services of selected employees of the Corporation and its Subsidiaries and to motivate such employees to exert their best efforts on behalf of the Corporation and its Subsidiaries by providing incentives through the granting of Awards. The Corporation expects that it will benefit from the added interest that such employees will have in the welfare of the Corporation as a result of their proprietary interest in the Corporation's success. The Plan may be used to grant equity-based awards under various compensation programs of the Corporation, as determined in the discretion of the Compensation Committee of the Board of Directors of the Corporation and in accordance with the terms hereof. The Committee shall have the full authority to establish the terms and conditions of any Award granted under the Plan, subject to the terms and limitations contained herein.

SECTION 2. - Definitions

      The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) Act: The Securities Exchange Act of 1934, as amended (or any successor statute thereto).

(b) Award: An Option, Stock Appreciation Right or Other Stock-Based Award granted pursuant to the Plan.

(c) Board: The Board of Directors of the Corporation.

      (d) Change of Control: A change of control of the nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K as in effect on April 16, 2003, pursuant to Section 13 or 15(d) of the Act (other than such a change of control involving a Permitted Holder); provided, that, without limitation, a Change of Control shall be deemed to have occurred if:

      (i) any "person" (other than a Permitted Holder) shall become the "beneficial owner", as those terms are defined below, of capital stock of the Corporation, the voting power of which constitutes 20% or more of the general voting power of all of the Corporation's outstanding capital stock; or

      (ii) individuals who, as of April 16, 2003, constituted the Board (the "Incumbent Board") cease for any reasons to constitute at least a majority of the Board; provided, that any person becoming a Director subsequent to April 16, 2003, whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least three quarters of the Directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Corporation, which is or would be subject to Rule 14a-11 of the Regulation 14A promulgated under the Act) shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board.

For purposes of the definition of Change of Control, the following definitions shall be applicable:

(1) The term "person" shall mean any individual, group, corporation or other entity.

(2) For purposes of this definition only, any person shall be deemed to be the "beneficial owner" of any shares of capital stock of the Corporation:

(i) which that person owns directly, whether or not of record, or

(ii) which that person has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants, or options, or otherwise, or

      (iii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (ii) above), by an "affiliate" or "associate" (as defined in the rules of the Securities and Exchange Commission under the Securities Act of 1933, as amended) of that person, or

      (iv) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (ii) above), by any other person with which that person or such person's "affiliate" or "associate" (defined as aforesaid) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Corporation.

      (3) The outstanding shares of capital stock of the Corporation shall include shares deemed owned through application of clauses (2)(ii), (iii) and (iv), above, but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise, but which are not actually outstanding.

(e) Code: The Internal Revenue Code of 1986, as amended (or any successor statute thereto).

(f) Committee: The Compensation Committee of the Board, or such other committee as may be designated by the Board.

(g) Corporation: C. R. Bard, Inc., a New Jersey corporation.

(h) Director: A member of the Board.

      (i) Disability: Inability of a Participant to perform in all material respects his duties and responsibilities to the Corporation, or any Subsidiary of the Corporation, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the Committee may reasonably determine in good faith. The Disability determination shall be in the sole discretion of the Committee.

(j) Effective Date: April 16, 2003, provided that the Plan shall have been approved by the shareholders of the Corporation.

      (k) Fair Market Value: On a given date, (i) if there should be a public market for the Shares on such date, the arithmetic mean of the high and low prices of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on any national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the "NASDAQ"), or, if no sale of Shares shall have been reported on the Composite Tape of any national securities exchange or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

(l) ISO: An Option that is also an incentive stock option granted pursuant to Section 6(d) of the Plan.

(m) LSAR: A limited stock appreciation right granted pursuant to Section 7(d) of the Plan.

(n) Other Stock-Based Awards: Awards granted pursuant to Section 8 of the Plan.

(o) Option: A stock option granted pursuant to Section 6 of the Plan.

(p) Option Price: The purchase price per Share of an Option, as determined pursuant to Section 6(a) of the Plan.

(q) Participant: An employee of the Corporation or any of its Subsidiaries who is selected by the Committee to participate in the Plan.

      (r) Permitted Holder means, as of the date of determination: (i) an employee benefit plan (or trust forming a part thereof) maintained by the Corporation or any corporation or other person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Corporation (a "Controlled Entity"); (ii) the Corporation or any Controlled Entity; (iii) any entity, which directly or indirectly through a majority-owned Subsidiary, following a transaction described in paragraph (d) above, owns the stock or assets of the Corporation, and in which a majority of the combined voting power of the voting securities of such entity is held by the shareholders of the Corporation who were shareholders of the Corporation immediately prior to such transaction, in substantially the same proportion to each other that they were prior to the transaction; or (iv) an underwriter in a public offering, or purchaser in a private placement, of capital stock by the Corporation.

(s) Performance-Based Awards: Certain Other Stock-Based Awards granted pursuant to Section 8(b) of the Plan.

(t) Plan: The 2003 Long Term Incentive Plan of C. R. Bard, Inc., as amended from time to time.

(u) Shares: Shares of common stock of the Corporation.

(v) Stock Appreciation Right: A stock appreciation right granted pursuant to Section 7 of the Plan.

(w) Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

SECTION 3. - Shares Subject to the Plan

      Subject to adjustment as provided in Section 9, (i) the total number of Shares which may be issued under the Plan is 3,000,000 and (ii) the maximum number of Shares for which Options and Stock Appreciation Rights or Other Stock-Based Awards under Section 8(b) may be granted during a calendar year to any Participant shall not exceed 450,000. The maximum number of Shares that may be granted as Awards of restricted Shares, unrestricted Shares and restricted Share units shall not exceed 1,200,000 shares in the aggregate. The Shares may consist, in whole or in part, of unissued Shares or treasury Shares. The issuance of Shares or the payment of cash upon the exercise of an Award or in consideration of the cancellation or termination of an Award shall reduce the total number of Shares available under the Plan, as applicable. Shares subject to Awards which are forfeited, terminate or otherwise lapse will be added back to the aggregate number of Shares available under the Plan.

SECTION 4. - Administration

      The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof; it is expected that such subcommittee shall consist solely of at least two individuals who are intended to qualify as "Non-Employee Directors" within the meaning of Rule 16b-3 under the Act (or any successor rule thereto) and "outside directors" within the meaning of Section 162(m) of the Code (or any successor section thereto); provided, however, that the failure of the subcommittee to be so constituted shall not impair the validity of any Award made by such subcommittee. Subject to the provisions of the Plan, the Committee shall have exclusive power to select the Participants and to determine the amount of, or method of determining, the Awards to be made to Participants. All Awards granted to Participants under the Plan shall be evidenced by an Award agreement which specifies the type of Award granted pursuant to the Plan, the number of Shares underlying the Award and all terms governing the Award, including, without limitation, terms regarding vesting, exercisability and expiration of the Award. Awards may, in the discretion of the Committee, and to the extent permitted by Section 6(a), be made under the Plan to Participants in assumption of, or in substitution for, outstanding awards previously granted by the Corporation or its affiliates or an entity acquired by the Corporation or with which the Corporation combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Awards under the Plan. The Shares underlying such previously outstanding awards, if such awards were Awards under this Plan, shall be added back to the aggregate number of Shares available under the Plan. The Committee is authorized to interpret the Plan, to establish, amend or rescind any rules and regulations relating to the Plan and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors). The Committee shall have the full power and authority, consistent with the provisions of the Plan, to establish the terms and conditions of any Award and to waive any such terms or conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant or vesting of an Award as a condition to such exercise, grant or vesting. Unless the Committee specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by (a) delivery in Shares or (b) having Shares withheld by the Corporation from any Shares that would have otherwise been received by the Participant.

SECTION 5. - Limitations

      No Award may be granted under the Plan after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

SECTION 6. - Terms and Conditions of Options

      Options granted under the Plan shall be, as determined by the Committee, non-qualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements between the Corporation and the Option recipient, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:

      (a) Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of the Shares on the date an Option is granted, except for Options granted in assumption of or substitution for outstanding awards previously granted by the Corporation or its affiliates or an entity that the Corporation acquires or with which the Corporation combines, in any case in a transaction contemplated by Section 9(a). Except as otherwise provided in this Section 6(a), the Committee shall not have the authority to reduce the Option Price per Share of any outstanding Option granted pursuant to the Plan by amendment or cancellation and substitution of the outstanding Option or by any other action of the Committee without the approval of the Corporation's shareholders.

      (b) Exercisability. Options granted under the Plan shall be vested and exercisable at such times and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

      (c) Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then vested and exercisable. For purposes of Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Corporation and, if applicable, the date payment is received by the Corporation pursuant to clauses (i), (ii), (iii) or (iv) in the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Corporation in full at the time of exercise at the election of the Participant (i) in cash or its equivalent (e.g., by check), (ii) to the extent permitted by the Committee, in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles), (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares or (iv) if there is a public market for the Shares at such time, subject to rules and limitations established by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Corporation an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares, received such Shares from the Corporation and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.

      (d) Incentive Stock Options. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). Except as otherwise permitted in Section 422 of the Code (or any successor section thereto), no ISO may be granted to any Participant who, at the time of such grant, owns more than ten percent of the total combined voting power of all classes of stock of the Corporation or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant shall promptly notify the Corporation of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such failure to qualify, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided, that such Option (or portion thereof) otherwise complies with the Plan's requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Corporation or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.

      (e) Attestation. Wherever in this Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof that he or she is the beneficial owner (as such term is defined in Rule 13d-3 under the Act (or any successor rule thereto)) of such Shares, in which case the Corporation shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

SECTION 7. - Terms and Conditions of Stock Appreciation Rights

(a) Grants. The Committee also may grant (i) a Stock Appreciation Right independent of an Option or (ii) a Stock Appreciation Right in connection with an Option, or a portion thereof. A Stock

Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

      (b) Terms. The exercise price per Share of a Stock Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the greater of (i) the Fair Market Value of a Share on the date the Stock Appreciation Right is granted or, in the case of a Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, the Option Price of the related Option and (ii) the minimum amount permitted by applicable laws, rules, by-laws or policies of regulatory authorities or stock exchanges. Each Stock Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the Stock Appreciation Right and as to which the Stock Appreciation Right is exercised. Each Stock Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Corporation the unexercised Option, or any portion thereof, and to receive from the Corporation in exchange therefor an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. The date a notice of exercise is received by the Corporation shall be the exercise date. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. Stock Appreciation Rights may be exercised from time to time in whole or in part upon actual receipt by the Corporation of written notice of exercise stating the number of Shares with respect to which the Stock Appreciation Right is being exercised. No fractional Shares will be issued in payment for Stock Appreciation Rights, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share.

(c) Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability or transferability of Stock Appreciation Rights as it may deem fit.

      (d) Limited Stock Appreciation Rights. The Committee may grant LSARs that are exercisable upon the occurrence of specified contingent events (including, without limitation, a Change of Control). Such LSARs may provide for a different method of determining appreciation, may specify that payment will be made only in cash and may provide that any related Awards are not exercisable while such LSARs are exercisable. Pursuant to Section 4, the Committee is authorized to amend the terms of an LSAR held by any employee subject to Section 16 of the Exchange Act, as may be necessary so that the holding and exercise of such LSAR will be exempt under such Section 16. Unless the context otherwise requires, whenever the term "Stock Appreciation Right" is used in the Plan, such term shall include LSARs.

SECTION 8. - Other Stock-Based Awards

      (a) Generally. The Committee, in its sole discretion, may grant or sell Awards of Shares, Awards of restricted Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares ("Other Stock-Based Awards"). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives; provided, however, that the Committee may grant Awards of unrestricted Shares only if the Committee has determined that such Award is made in lieu of salary or cash bonus. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Stock-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable); provided, however, that the restricted period specified in respect of any Award of restricted Shares shall not be less than three years, except that the Committee may (i) provide for the restricted period to terminate at any time after one year upon the attainment of performance-based objectives and (ii) the Committee may grant awards of up to 150,000 restricted Shares without regard to this limitation.

      (b) Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 8 may be granted in a manner which is deductible by the Corporation under Section 162(m) of the Code (or any successor section thereto) ("Performance-Based Awards"). A Participant's Performance-Based Awards shall be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period, or as otherwise permitted pursuant to Section 162(m) of the Code (or any successor section thereto). The performance goals, which must be objective, shall be based upon one or more of the following criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per Share; (v) return on shareholders' equity; (vi) attainment of strategic and operational initiatives; (vii) customer income; (viii) economic value-added models; (ix) maintenance or improvement of profit margins; (x) stock price, including, without limitation, as compared to one or more stock indices; (xi) market share; (xii) revenues, sales or net sales; (xiii) return on assets; (xiv) book value per Share; (xv) expense management; (xvi) improvements in capital structure; (xvii) costs and (xviii) cash flow. The foregoing criteria may relate to the Corporation, one or more of its Subsidiaries or one or more of its divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the degree consistent with the Code, the performance goals may be calculated without regard to extraordinary, unusual and/or non-recurring items. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period; provided, however, that a Participant may, if and to the extent permitted by the Committee and consistent with the provisions of Section 162(m) of the Code, elect to defer payment of a Performance-Based Award. To the extent Section 162(m) of the Code (or any successor section thereto) provides terms different from the requirements of this Section 8(b), this Section 8(b) shall be deemed amended thereby.

SECTION 9. - Adjustments Upon Certain Events

      Notwithstanding any other provisions in the Plan to the contrary:

      (a) Generally. In the event after the Effective Date there is any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares or other property or securities (other than regular cash dividends) or any transaction similar to the foregoing or other transaction that results in a change to the Corporation's equity capitalization, the Committee in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable or appropriate, as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Options and Stock Appreciation Rights and Other Stock-Based Awards under Section 8(b) may be granted during a calendar year to any Participant, (iii) the maximum number of Shares which may be granted as Awards of restricted Shares, unrestricted Shares and restricted Share units, (iv) the Option Price, exercise price of any Stock Appreciation Right or purchase price of any Award and/or (v) any other affected terms of an Award or the Plan.

      (b) Change of Control. In the event of a Change of Control after the Effective Date, except to the extent the Committee has determined otherwise with respect to any Award at or prior to the time of grant, (i) any outstanding Awards then held by Participants which are unexercisable or otherwise unvested or subject to lapse restrictions shall automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of immediately prior to the effectiveness of such Change of Control and (ii) the Committee may, but shall not be obligated to, (A) cancel such Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and Stock Appreciation Rights, may equal the excess, if any, of value of the consideration to be paid in the Change of Control transaction to holders of the same number of Shares subject to such Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or Stock Appreciation Rights) over the aggregate exercise price of such Options or Stock Appreciation Rights or (B) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion.

SECTION 10. -	No Right to Employment or Awards; Excluded Compensation Under Other Plans

      The granting of an Award under the Plan shall impose no obligation on the Corporation or any Subsidiary to continue the employment of a Participant and shall not lessen or affect the Corporation's or Subsidiary's right to terminate the employment of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee's determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated). No award under the Plan shall be taken into account in determining a Participant's compensation for purposes of any group life insurance or other employee benefit or pension plan of the Corporation.

SECTION 11. - Successors and Assigns

      The Plan shall be binding on all successors and assigns of the Corporation and a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

SECTION 12. - Nontransferability of Awards

      Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant. Upon the Disability of a Participant, an Award may be exercisable by his or her conservator or representative.

SECTION 13. - Share Issuance and Delivery in Compliance With Securities Laws

      If in the opinion of counsel for the Corporation (who may be an employee of the Corporation or independent counsel employed by the Corporation), any issuance or delivery of Shares to a Participant will violate the requirements of any applicable federal or state laws, rules or regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, or the Act), such issuance or delivery may be postponed until the Corporation is satisfied that the distribution will not violate such laws, rules or regulations. Certificates delivered to Participants pursuant to the Plan may bear such legends as the Corporation may deem advisable.

SECTION 14. - Amendments or Termination

      The Board may amend the Plan at any time, provided that no amendment shall be made without the approval of the Shareholders of the Corporation that would (a) increase the maximum number of Shares which may be acquired under the Plan, (b) extend the term during which Options may be granted under the Plan, (c) permit the Option Price per Share to be less than 100% of the Fair Market Value of the Shares on the date an Option is granted (other than as provided in Section 6(a)), (d) terminate restrictions applicable to Awards (except in connection with a Participant's death, Disability or termination of employment or in connection with a Change of Control) or (e) provide for Awards not permitted pursuant to the terms of the Plan. The Board shall also have the right to terminate the Plan at any time. Without the consent of a Participant (except as otherwise provided in Section 9(a)), no amendment shall materially diminish any of the rights of such Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.

SECTION 15. - International Participants

      With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) "covered employees" within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the provisions of local law and practice or otherwise as deemed necessary or desirable by the Committee.

SECTION 16. - Choice of Law

      The Plan shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to conflicts of laws.

SECTION 17. - Effectiveness of the Plan

      The Plan shall be effective as of the Effective Date.

Directions to Dolce Hamilton Park

From Newark Airport:

Follow signs to I-78 West. Take I-78 West for approximately 9 miles to NJ 24 West. Follow directions from NJ 24 West below.

From NJ 24 West:

Follow NJ 24 West to exit 2-A for Morristown Rt. 510 West (Columbia Turnpike). Make a left at the first light onto Park Avenue. At the fourth light make a right into Hamilton Park.

From I-287 South to North:

Follow I-287 North to Exit 37 (24 East, Springfield). Take exit 2-A for Morristown/ Rt. 510 West. At the first light make a left onto Park Avenue. At the fourth light make a right into Hamilton Park.

From I-287 North to South:

Follow I-287 South to Exit 37 (24 East, Springfield). Take exit 2-A for Morristown/ Rt. 510 West. At the first light make a left onto Park Avenue. At the fourth light make a right into Hamilton Park.

From NJ Turnpike (Exit 14):

Follow signs to I-78 West. Take I-78 West for approximately 9 miles to NJ 24 West. Follow directions from 24 West.

From Garden State Parkway South:

Take Garden State Parkway South to exit 142. Follow signs for I-78 West. Take I-78 West to NJ 24 West. Follow directions from 24 West.

From Garden State Parkway North:

Take Garden State Parkway North to exit 142. Follow signs for I-78 West. Take I-78 West to NJ 24 West. Follow directions from 24 West.

From Tappan Zee Bridge:

Take NY Thruway (I-87) North to Garden State Parkway South to I-80 West to I-287 South. Follow directions from I-287 North to South.

From New York City:

From Holland Tunnel take NJ Turnpike (I-95) South to I-78 West (exit 14). Take I-78 West to NJ 24 West. Follow directions from 24 West.

From Lincoln Tunnel take NJ Turnpike (I-95) South to I-78 West (exit 14). Take I-78 West to NJ 24 West. Follow directions from 24 West.

From G.W. Bridge take 80 West to exit 43 and I-287 South (Morristown). Follow directions from I-287 North to South.

SOURCE: Dolce Hamilton Park

PROXY

C. R. BARD, INC.

Proxy Solicited on behalf of the Board of Directors

The undersigned hereby constitutes and appoints Todd C. Schermerhorn and Nadia J. Bernstein, and each of them, as attorneys and proxies, with power of substitution, to represent the undersigned and to vote all of the shares of stock of C. R. BARD, INC. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of C. R. BARD, INC. to be held at Dolce Hamilton Park, 175 Park Avenue, Florham Park, New Jersey on Wednesday, April 16, 2003, at 10:00 a.m. and at any adjournments thereof (a) as specified on the items listed on the reverse hereof, and (b) in accordance with their discretion on any other business which may properly come before said meeting.

Election of Directors, Nominees:	01. 02.	Marc C. Breslawsky Herbert L. Henkel

TO VOTE OVER THE INTERNET OR BY TELEPHONE, PLEASE SEE THE REVERSE SIDE OF THIS CARD. TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

-FOLD AND DETACH HERE; RETAIN ADMISSION TICKET-

Dear Bard Employee,

I would like to take this opportunity to thank you for your contribution to the company's strong financial performance. You play an important role in our success - in fact, without your individual skills, talent, and effort, we could not succeed. We appreciate your dedication and loyalty, and your steadfast commitment to Bard's core values of quality, integrity, service, and innovation.

William H. Longfield

This portion of your proxy will serve as an ADMISSION TICKET to the Annual Meeting of Shareholders of C. R. Bard, Inc. should you be able to attend.

April 16, 2003, at 10:00 a.m.	Attendee(s) Signature(s):
Dolce Hamilton Park 175 Park Avenue Florham Park, New Jersey	Please print name(s)

X	Please mark your votes as in this example.	1436

This proxy when properly executed will be voted in the manner directed hereon by the undersigned shareholder.
If no direction is made, this proxy will be voted FOR the election of directors and FOR proposals 2 and 3.

The Board of Directors recommends a vote FOR each of the following proposals:

	FOR	WITHHELD		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1. Election of Directors (see reverse)			2. Approval of 2003 Long Term Incentive Plan				2. Ratification of Independent Public Accountants

For, except vote withheld from the following nominee(s):

Please mark this box if you plan to
attend the meeting.

     NOTE: This proxy must be signed exactly as name(s) appear(s) hereon. Executors, administrators, trustees, guardians, attorneys and officers signing for corporations should give full title. For joint accounts each owner must sign.

SIGNATURE (S)	DATE

-FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL AND RETURN IN ENCLOSED
ENVELOPE-

Dear Shareholder:

C. R. Bard, Inc. encourages you to take advantage of convenient ways to vote your shares. You can vote your shares over the Internet or by telephone, 24 hours a day, seven days a week. This eliminates the need to return the proxy card.

To vote your shares over the Internet or by telephone, you must use the control number located in the box just below the perforation of the proxy card.

1.	To vote over the Internet:
Log on to the Internet and go to the web site "www.eproxyvote.com/bcr"
2.	To vote by telephone: (on a touch-tone phone)
From the U.S., Canada and Puerto Rico - call toll free 1-877-PRX-VOTE (1-877-779-8683)
From outside the U.S. and Canada call 201-536-8073

Please note that all votes over the Internet or by telephone must be received by 12:00 midnight New York time on April 15, 2003.

Your Internet or telephone vote authorizes the named proxies, set forth on the reverse side of the above proxy card, to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. If you vote your shares electronically or telephonically, there is no need for you to mail back your proxy card.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

PROXY

C. R. BARD, INC.

Proxy Solicited on behalf of the Board of Directors

The undersigned hereby constitutes and appoints Todd C. Schermerhorn and Nadia J. Bernstein, and each of them, as attorneys and proxies, with power of substitution, to represent the under- signed and to vote all of the shares of stock of C. R. BARD, INC. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of C. R. BARD, INC. to be held at Dolce Hamilton Park, 175 Park Avenue, Florham Park, New Jersey on Wednesday, April 16, 2003, at 10:00 a.m. and at any adjournments thereof (a) as specified on the items listed on the reverse hereof, and (b) in accordance with their discretion on any other business which may properly come before said meeting.

Election of Directors, Nominees:	01. 02.	Marc C. Breslawsky Herbert L. Henkel

TO VOTE OVER THE INTERNET OR BY TELEPHONE, PLEASE SEE THE REVERSE SIDE OF THIS CARD. TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

-FOLD AND DETACH HERE; RETAIN ADMISSION TICKET-

This portion of your proxy will serve as
an ADMISSION TICKET to the
Annual Meeting of Shareholders
of C. R. Bard, Inc.
should you be able to attend.

April 16, 2003, at 10:00 a.m.
Dolce Hamilton Park
175 Park Avenue
Florham Park, New Jersey

Attendee(s) Signature(s):

Please print name(s)

X	Please mark your votes as in this example.	1436

This proxy when properly executed will be voted in the manner directed hereon by the undersigned shareholder.
If no direction is made, this proxy will be voted FOR the election of directors and FOR proposals 2 and 3.

The Board of Directors recommends a vote FOR each of the following proposals:

	FOR	WITHHELD		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1. Election of Directors (see reverse)			2. Approval of 2003 Long Term Incentive Plan				2. Ratification of Independent Public Accountants

For, except vote withheld from the following nominee(s):

Please mark this box if you plan to attend the meeting.

NOTE: This proxy must be signed exactly as name(s) appear(s) hereon. Executors, administrators, trustees, guardians, attorneys and officers signing for corporations should give full title. For joint accounts each owner must sign.

SIGNATURE (S)	DATE

-FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL AND RETURN IN ENCLOSED
ENVELOPE-

Dear Shareholder:

C. R. Bard, Inc. encourages you to take advantage of convenient ways to vote your shares. You can vote your shares over the Internet or by telephone, 24 hours a day, seven days a week. This eliminates the need to return the proxy card.

To vote your shares over the Internet or by telephone, you must use the control number located in the box just below the perforation of the proxy card.

1.	To vote over the Internet:
Log on to the Internet and go to the web site "www.eproxyvote.com/bcr"
2.	To vote by telephone: (on a touch-tone phone)
From the U.S., Canada and Puerto Rico - call toll free 1-877-PRX-VOTE (1-877-779-8683)
From outside the U.S. and Canada call 201-536-8073

Please note that all votes over the Internet or by telephone must be received by 12:00 midnight New York time on April 15, 2003.

Your Internet or telephone vote authorizes the named proxies, set forth on the reverse side of the above proxy card, to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. If you vote your shares electronically or telephonically, there is no need for you to mail back your proxy card.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.